UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TCF Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TCF FINANCIAL CORPORATION

200 Lake Street East

Wayzata, MN 55391-1693

(952) 745-2760

March 12, 2014

Dear Stockholder:

You are invited to attend TCF Financial Corporation’s Annual Meeting of Stockholders at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, on April 23, 2014, at 4:00 p.m. local time.

At the Annual Meeting you will be asked to elect 14 Directors. You will also be asked to give advisory (non-binding) votes on executive compensation and on the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accountants for 2014. The Board of Directors recommends that you vote “FOR” all of the proposals to be presented at the meeting.

Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of stockholders who are eligible to vote at the Annual Meeting, which instructs stockholders how to access TCF’s proxy materials and vote their shares of TCF common stock online.

If you are sent this Notice but would prefer to receive the traditional printed proxy materials free of charge, please follow the instructions on the Notice to request the printed materials via U.S. mail. If you received the traditional printed proxy materials in lieu of the Notice, you may vote your TCF shares online, by telephone, or by mail by following the instructions on the proxy card. If you received more than one proxy card, please vote each card.

Finally, if you plan to attend the Annual Meeting, please bring a valid form of photo identification.

Sincerely,

William A. Cooper
Chairman and Chief Executive Officer

TCF FINANCIAL CORPORATION

200 LAKE STREET EAST

WAYZATA, MN 55391-1693

(952) 745-2760

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 23, 2014

The Annual Meeting of Stockholders of TCF Financial Corporation (“TCF”) is scheduled as shown below:

Date:	April 23, 2014
Time:	4:00 p.m. local time
Place:	Marriott Minneapolis West
9960 Wayzata Boulevard
St. Louis Park, MN 55426

Meeting Agenda

1.      Elect 14 Directors, each to serve a one-year term;

2.      Advisory (non-binding) vote on executive compensation as disclosed in the proxy statement;

3.      Advisory (non-binding) vote on the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2014; and

4.      Other business properly brought before the Annual Meeting, if any.

You are entitled to vote at the Annual Meeting if you owned TCF common stock at the close of business on February 24, 2014. If you plan to attend the Annual Meeting, please bring a valid form of photo identification.

Whether or not you plan to attend the Annual Meeting, we urge you to vote now to make sure there will be a quorum for the Annual Meeting. You may access TCF’s proxy materials and vote your shares online by following the instructions on the Notice. If you receive a proxy card, you may vote your shares online, by telephone, or by mail by following the instructions on your proxy card. You may revoke your proxy by submitting another timely proxy, by notifying the Corporate Secretary of TCF in writing before your shares are voted at the Annual Meeting, or by voting your shares in person at the Annual Meeting. If you hold shares through a broker or other nominee, please follow the voting instructions provided to you by that broker or other nominee.

TCF is making its Proxy Statement for the 2014 Annual Meeting of Stockholders and its 2013 Annual Report to Stockholders available through the Investor Relations section of TCF’s website at http://ir.tcfbank.com. A free webcast of the Annual Meeting also will be available at http://ir.tcfbank.com on Wednesday, April 23, 2014, at 4:00 p.m. local time.

By Order of the Board of Directors

William A. Cooper
Chairman and Chief Executive Officer

Wayzata, Minnesota

March 12, 2014

TCF FINANCIAL CORPORATION

200 LAKE STREET EAST

WAYZATA, MN 55391-1693

(952) 745-2760

PROXY STATEMENT

The Board of Directors (the “Board”) of TCF Financial Corporation (“TCF Financial,” “TCF,” or the “Company”) requests your proxy for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The proxy is being solicited on behalf of the Board and TCF. The Annual Meeting is scheduled as shown below:

Date:	April 23, 2014
Time:	4:00 p.m. local time
Place:	Marriott Minneapolis West
9960 Wayzata Boulevard
St. Louis Park, MN 55426

The Notice of Internet Availability of Proxy Materials (the “Notice”) or, in some cases, this proxy statement and the accompanying form of proxy, will first be mailed on or about March 12, 2014.

ABOUT THE ANNUAL MEETING

What Proposals are on the Agenda for the Annual Meeting?

Assuming a quorum is present, the following proposals will be voted on at the Annual Meeting:

1.     Elect 14 Directors, each to serve a one-year term;

2.              Advisory (non-binding) vote on executive compensation as disclosed herein (“Say on Pay”); and

3.              Advisory (non-binding) vote on the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2014.

Who is Permitted to Vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you owned shares of TCF’s common stock (“TCF Common Stock”) at the close of business on February 24, 2014 (the “Record Date”). There were 165,523,196 shares of TCF Common Stock outstanding on the Record Date. Each share of TCF Common Stock you owned as of the Record Date entitles you to one vote on each proposal at the Annual Meeting.

You may vote “FOR” or “WITHHOLD” on Proposal 1. With respect to all other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Stockholders of Record. If your shares of TCF Common Stock are registered directly in your name, then you are considered the stockholder of record with respect to those shares and you may grant your proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting.

“Street Name” Holders. If your shares are held in a stock brokerage account or by any other nominee, then you are considered the beneficial owner of those shares, which are said to be held in “street name.” As the beneficial owner, you may direct your broker or other nominee how to vote your shares using the voting instructions provided to you by that broker or other nominee. You may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee.

How is a Quorum Determined?

A majority of the shares of TCF Common Stock outstanding as of the Record Date must be present in person or by proxy at the Annual Meeting in order to have a quorum. Broker non-votes (described below) of your shares are counted toward the quorum requirement. If you vote by proxy before the Annual Meeting but decide to withhold authority or abstain on one or more proposals, you are counted as being present at the Annual Meeting and your shares count toward the quorum requirement but will not be deemed to have been voted in favor of such proposal(s).

How do I Vote?

Stockholders of Record. In addition to voting your shares in person at the Annual Meeting, you can also vote your shares of TCF Common Stock in advance of the Annual Meeting by submitting a proxy to TCF using one of the following options:

·                  online using the instructions for Internet voting shown on the Notice or proxy card(s);

·                  by telephone using the instructions for telephone voting shown on the proxy card(s); or

·                  by mail by marking the proxy card(s) with your instructions and then signing, dating and returning the proxy card(s) in the enclosed return addressed envelope.

The individuals designated as proxies on a proxy submitted to TCF will vote your shares based on your instructions. If you submit your proxy card(s) to TCF, but do not give instructions as to any or all of the proposals, they will vote “FOR” the proposal(s) for which you do not provide instructions. If any other business comes before the Annual Meeting, they will vote your proxy according to their own judgment.

“Street Name” Holders. You must follow the voting instructions provided by your broker or other nominee. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold your shares in “street name” have the authority to vote shares for which they do not receive instructions on all routine matters submitted for approval at the Annual Meeting. In the absence of your specific instructions as to how to vote, your broker will not have authority to vote on the matters considered non-routine, which include the election of Directors and Say on Pay. “Street name” holders are invited to attend the Annual Meeting; however, you must obtain a legal proxy from the stockholder of record (your broker or other nominee) in order to vote your shares in person at the Annual Meeting.

Annual Meeting Webcast. Only stockholders who attend in person may vote during the Annual Meeting. Stockholders listening to the Annual Meeting via webcast are not able to vote during the Annual Meeting. If you plan to listen to the Annual Meeting via webcast, please vote in advance by proxy by following the instructions set forth on the Notice or proxy card(s).

Notice. You may not vote by filling out and returning the Notice. The Notice identifies the items to be voted on at the Annual Meeting and provides instructions on how to access TCF’s proxy materials and submit your vote, but you cannot vote by marking the Notice and returning it.

I Have Already Voted my Proxy, May I Revoke it and Vote at the Annual Meeting?

Yes, your proxy is revocable and is automatically revoked if you submit a new proxy or vote. You can vote your shares at the Annual Meeting by written ballots available at the Annual Meeting, even if you voted them in advance by proxy. However, if your shares are held in “street name” by a broker or other nominee, you must bring with you to the Annual Meeting a legal proxy from them showing you as the owner. Stockholders who listen to the Annual Meeting via the webcast will not be able to revoke proxies or vote at the Annual Meeting via the webcast.

What is the Vote Required for Approval?

For Proposal 1, the election of Directors, the 14 candidates who receive the most votes (a plurality) will be elected; provided, however, that any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall immediately offer his or her resignation to the Board, which will then decide whether to accept the resignation. All other proposals must be approved by a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.

What is a “Broker Non-Vote” and What is the Effect of Broker Non-Votes and Abstentions?

A “broker non-vote” occurs when your broker or other institution holding title to your shares as your nominee (in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from you. Generally, if a broker returns a “non-vote” proxy with respect to a proposal, then the shares covered by such a “non-vote” proxy will be counted as present for purposes of determining a quorum, but will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. In the absence of specific instructions from you, your broker or other institution holding title to your shares as nominee will not have discretion to vote on any matters at the Annual Meeting other than Proposal 3, the advisory (non-binding) vote on the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2014.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining a quorum, but will not be deemed to have voted in favor of such proposal. Because shares voted “ABSTAIN” are counted as entitled to vote on a proposal, abstentions will have the same effect as a vote against the proposal.

Who Pays for the Expenses Related to Proxy Solicitation?

TCF is paying all costs of solicitation. Proxies may be solicited on TCF’s behalf by Directors, officers or employees in person or by telephone, electronic transmission, mail or facsimile. Directors, officers and employees will not receive any additional compensation for such services. TCF will, upon request, reimburse brokerage firms and other nominees for their reasonable expenses incurred for forwarding solicitation materials to beneficial owners of TCF Common Stock. TCF has also retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for an estimated fee of $15,000, plus out-of-pocket expenses.

Who Will Count the Votes?

A representative of Broadridge Financial Solutions, Inc., TCF’s tabulation agent, will tabulate the votes and act as independent inspector of election.

Are There Any Requirements to Attend the Annual Meeting?

Holders of TCF Common Stock will be permitted to attend the Annual Meeting upon presentation of a valid form of photo identification.

May Stockholders Submit Proposals or Nominate Directors for This Annual Meeting?

The deadline for stockholders to submit proposals or a Director nomination for inclusion in this proxy statement was November 7, 2013, and the deadline to submit proposals or nominations not to be included in this proxy statement was February 22, 2014. No stockholder proposals or nominations were submitted by either date.

What is TCF’s Policy on Stockholder Nominations?

Please refer to “Corporate Governance – Director Nominations” below for a description of TCF’s policy on stockholder nominations.

PROPOSAL 1: ELECTION OF DIRECTORS

Each Director listed below is being nominated for election to a one-year term. Unless instructed otherwise by the person submitting the proxy, all proxies received will be voted in favor of the Nominees listed in the following table. All Nominees agree they will serve if elected. However, if any Nominee is unable to serve or for good cause will not serve, a proxy submitted to TCF may be voted for a replacement nominee by the persons named on the proxies as recommended by the Compensation, Nominating, and Corporate Governance Committee.

Name	Position(s) with TCF Financial	Age	Director Since *

Raymond L. Barton	Director	65	2011
Peter Bell	Director	62	2009
William F. Bieber	Director	71	1997
Theodore J. Bigos	Director	61	2008
William A. Cooper	Director, Chairman and Chief Executive Officer	70	1987
Thomas A. Cusick	Director	69	1988
Craig R. Dahl	Director, Vice Chairman and Executive Vice President, Lending	59	2012
Karen L. Grandstrand	Director	59	2010
Thomas F. Jasper	Director, Vice Chairman and Executive Vice President, Funding, Operations and Finance	45	2012
George G. Johnson	Director	71	1998
Vance K. Opperman	Director	71	2009
James M. Ramstad	Director	67	2011
Barry N. Winslow	Director and Vice Chairman, Corporate Development	66	2008
Richard A. Zona	Director	69	2011

* Excludes Director service with subsidiaries, predecessor companies or companies merged with TCF Financial.

Each Nominee’s qualifications and contributions made to the Board were considered before each individual was nominated for election at the Annual Meeting.

Recommendation of the Board. The Board unanimously recommends that stockholders vote “FOR” all of the Nominees listed above.

Background of the Nominees

The following describes at least the last five years of business experience of each Nominee proposed for election as a Director, as well as the specific experience, qualifications, attributes or skills that led to the conclusion that the Nominee should serve as a Director of TCF. The descriptions also include any other directorships at public companies held during the past five years by the Nominees. There is no family relationship between any of the Nominees or executive officers of TCF Financial.

RAYMOND L. BARTON has been a Director of TCF Financial since 2011 and is currently a member of the Audit, Compensation, Nominating, and Corporate Governance, Executive, Finance, and Risk Committees. He has been the Chairman of the Board of Great Clips, Inc., an operator and franchisor of hair salons, since 1998 and also served as its Chief Executive Officer from 1998 to January 2011. Mr. Barton was President of Great Clips, Inc. from 1983 to 1998. Previously, he served as a vice president at Questex Energy from 1982 to 1983 and Treasurer at Century 21 Real Estate North Central States from 1978 to 1982. He was a member of the accounting firm Alexander Grant & Co. (now Grant Thornton) from 1972 to 1978. He was a member of the Board of Directors of Children’s Hospitals and Clinics of Minnesota from 2005 to 2012, and Chairman of the Board from 2010 to 2011. Mr. Barton’s insight into retail services businesses and demonstrated success as an entrepreneur make him a valuable contributor to the Board.

PETER BELL has been a Director of TCF Financial since 2009 and is currently the Chair of the BSA (Bank Secrecy Act) and Compliance Committee, and a member of the Finance and Risk Committees. Since December 2010, Mr. Bell has served as Senior Advisor to the Center of the American Experiment, a public policy institution. From 2003 until December 2010, he was the chair of the Metropolitan Council, a regional agency serving the Minneapolis/St. Paul metropolitan area, that operates the bus, wastewater, and parks systems, and administers funds for affordable housing opportunities, and he was responsible for strategic long-range growth planning for the Minneapolis/St. Paul metropolitan area. Formerly, he was executive vice president at Hazelden Publishing and Educational Services from 1999 to 2002 and Executive Vice President of Corporate Community Relations at TCF National Bank, a wholly-owned national bank subsidiary of TCF Financial (“TCF Bank”), from 1994 to 1999. He was the co-founder and executive director of the Institute on Black Chemical Abuse and has authored and published numerous books on chemical dependence. He is a former member of the Board of Regents of the University of Minnesota, serves as the chair of the American Refugee Committee, and serves on the board of directors of the Friends of Education, the United Way, and many other local and national social and civic organizations. In addition to unique management experience in the public and private sectors, Mr. Bell contributes his extensive experience in government affairs to the Board. As a bank holding company regulated by several federal agencies, TCF has numerous dealings with regulatory bodies, and Mr. Bell’s expertise in dealing with a wide variety of state and federal regulators is very helpful in Board deliberations that involve TCF’s regulatory relationships.

WILLIAM F. BIEBER has been a Director of TCF Financial since 1997 and is currently a member of the BSA and Compliance, Compensation, Nominating, and Corporate Governance, Executive, Finance, and Risk Committees. He is currently Chairman of the Board of ATEK Companies, Inc., a Minnesota-based organization supplying various products to the commercial, medical, and industrial marketplace, a position he has held since 1984. As the Chief Executive Officer and owner of Acrometal Products, a position he first held in 1973, Mr. Bieber acquired numerous manufacturing and production entities, expanding the business that would become the ATEK family of companies. He previously served as President of the Board of Hammer Residences Inc. and as a cabinet member to the Minneapolis United Way. In these roles, Mr. Bieber obtained years of management experience and financial expertise. The Board especially values his extensive experience in starting, acquiring and growing businesses. TCF attempts to run its business lines with an entrepreneurial spirit, and Mr. Bieber’s knowledge of how to turn a product concept into a profitable business venture benefits Board discussions regarding products and strategic initiatives.

THEODORE J. BIGOS has been a Director of TCF Financial since 2008 and is currently a member of the Compensation, Nominating, and Corporate Governance, Finance, and Risk Committees. He is the owner of Bigos Management, Inc., an apartment ownership and management firm located in Minnesota, and he has been involved in the ownership or operation of apartment complexes for the past 40 years. As TCF’s primary businesses include both residential and commercial lending, Mr. Bigos’ unique experience in long-term management of an apartment conglomerate and corresponding knowledge of the real estate markets make him a valuable contributor to the Board.

WILLIAM A. COOPER has been a Director and the Chairman of the Board of TCF Financial since its formation in 1987. He has served as the Chief Executive Officer (“CEO”) of TCF Financial since July 2008 and also served as CEO from 1987 until his temporary retirement on December 31, 2005. Mr. Cooper continued to serve as non-executive Chairman of TCF Financial during his brief retirement. He has also been the Chairman and Chief Executive Officer of TCF Bank since August 2012 and was the Chief Executive Officer of TCF Bank from 1985 to 1993. He is a director and controlling shareholder of C Financial Corporation, the holding company of Cooper State Bank. Cooper State Bank is a state bank organized under the laws of the State of Ohio. Mr. Cooper’s key attributes are his leadership skills and the experience gained through his long career in the banking industry and 29-year tenure at TCF. Mr. Cooper’s demonstrated ability to lead Company management in deliberations on a wide variety of topics in various economic cycles is critical to the successful functioning of the Board.

THOMAS A. CUSICK has been a Director of TCF Financial since 1988 and is currently a member of the Audit, Finance, and Risk Committees. He was Chief Operating Officer of TCF Financial from 1997 to 2002 and Vice Chairman from 1993 to 2002. Mr. Cusick served as President of TCF Financial from its formation in 1987 until 1993. He also served as Chief Executive Officer of TCF Bank from 1993 to 1996. Mr. Cusick retired as an executive of TCF Financial in 2002. Mr. Cusick contributes unique knowledge to the Board obtained during his 40-year career in banking with a special focus on retail banking and technology. Mr. Cusick’s retail and information technology experience is invaluable when the Board takes up issues involving TCF Bank’s extensive information technology service requirements. In the current environment of rapidly-changing information technology, Mr. Cusick’s experience with the Company and familiarity with addressing challenges in retail banking areas is important to Board deliberations.

CRAIG R. DAHL has been a Director of TCF Financial since January 2012 and has been Vice Chairman and Executive Vice President, Lending of the Company since January 1, 2012. From 2010 to 2011, he was Executive Vice President, Wholesale Banking of TCF Financial. Mr. Dahl has also been the Chairman of TCF Inventory Finance, Inc. since 2008, Chairman and Chief Executive Officer of Winthrop Resources Corporation since 2003, Chairman of TCF Equipment Finance, Inc. since 2008, and Chairman of Gateway One Lending and Finance, LLC since 2011, all of which are wholly-owned subsidiaries of TCF Bank. Mr. Dahl was also the Chief Executive Officer of TCF Equipment Finance, Inc. from 2005 until December 2012. Since 1999, he has been an Executive Vice President of TCF Financial. Mr. Dahl’s expertise in lending and the specialty finance industry enables him to make meaningful contributions during Board discussions.

KAREN L. GRANDSTRAND has been a Director of TCF Financial since 2010 and is currently the Chair of the Risk Committee and a member of the Audit, Executive, and Finance Committees. She is a shareholder in the Minneapolis law firm of Fredrikson & Byron, P.A. and chair of the firm’s Bank and Finance Group. Prior to joining the firm in 1999, Ms. Grandstrand was Senior Vice President of the Banking Supervision and Risk Management Departments at the Federal Reserve Bank of Minneapolis, where she worked from 1985 to 1999. She served as a director of Thrivent Financial Bank from 2006 to 2010 and has also served as a director for various Minnesota civic and educational entities. Ms. Grandstrand’s unique contribution as a Director is her insight into the regulatory environment in which TCF operates and expertise in regulatory compliance. As the banking industry is highly regulated, her knowledge and skills contribute to the Board’s decision making.

THOMAS F. JASPER has been a Director of TCF Financial since January 2012 and has served as Vice Chairman and Executive Vice President, Funding, Operations and Finance of TCF Financial since January 1, 2012. Prior to that, Mr. Jasper was Executive Vice President and Chief Financial Officer of TCF Financial from 2007 to 2011. During the period from 2001 to January 2007, Mr. Jasper was Executive Vice President and Chief Financial Officer of TCF Equipment Finance, Inc. and Executive Vice President of Winthrop Resources Corporation. Prior to joining TCF Equipment Finance, Inc. in 2001, he held various positions at KPMG LLP, last serving as a Senior Manager. With his extensive financial, operational and risk management background and expertise, Mr. Jasper provides an additional level of insight to the Board and its review of the Company’s financial statements.

GEORGE G. JOHNSON has been a Director of TCF Financial since 1998 and is currently a member of the Audit, BSA and Compliance, Finance, and Risk Committees. Mr. Johnson is a certified public accountant and Managing Director of George Johnson & Company, a certified public accounting firm which he founded in 1971, and George Johnson Consultants, a consulting firm which he founded in 1995. He is a board member and on the finance committee of the American Alliance of Museums, which has over 3,000 member organizations, and serves as a director for various civic and educational organizations in the Detroit, Michigan area. In addition to management and entrepreneurial experience, Mr. Johnson contributes accounting expertise to the Board grounded in his 40-year career as a certified public accountant. The Board is focused on the integrity of TCF’s financial statements, as a public financial services company, and Mr. Johnson’s financial acumen is invaluable in the Board’s reviews.

VANCE K. OPPERMAN has been a Director of TCF Financial since 2009 and Lead Director since January 2014. He is currently the Chair of the Compensation, Nominating, and Corporate Governance Committee and a member of the Audit, Executive, Finance, and Risk Committees. He is President and Chief Executive Officer of Key Investment, a private investment company involved in publishing and other activities, a position he has held since 1996. From 1993 to 1996, he was President of West Publishing Company, a provider of legal and business information research now owned by Thomson Reuters. He has served on the Board of Directors for Thomson Reuters since 1996, has been Lead Director since 2013, and is currently the chair of the audit committee for that board. He also serves on the Board of Directors of Blue Cross Blue Shield of Minnesota and currently serves as Chair of the Board, and served as the chair of the CEO selection committee and chair of the business development committee. Mr. Opperman’s background in executive management and expertise in finance make him a valuable member of the Board. The legal skills he acquired as an attorney and as the president of a large public company in the legal publishing business are useful in the Board’s discussions of legal risk and regulatory issues. As president of West Publishing, Mr. Opperman acquired managerial and analytical skills which enable him to provide valuable insight to Board discussions. In addition, Mr. Opperman’s experience in the healthcare industry is unique to the Board, and allows him to provide special insights with respect to TCF’s healthcare and medical benefits issues.

JAMES M. RAMSTAD has been a Director of TCF Financial since October 2011 and is currently a member of the BSA and Compliance, Finance, and Risk Committees. He served nine terms as Minnesota Congressman in the U.S. House of Representatives from 1991 to 2009, during which time he was a member of the House Ways and Means Committee, Health and Trade Subcommittees, and Chairman of the IRS Oversight Subcommittee. Mr. Ramstad is currently a Senior Policy Advisor to the National Association of Drug Court Professionals, Senior Advisor to alliantgroup, LLC, a provider of specialty tax services, and a Director of the National Center on Addiction at Columbia University. After retiring from Congress in 2009, Mr. Ramstad was a teaching fellow at the Harvard University Kennedy School of Government. He is also the founder of the Ramstad Recovery Fund of the Minneapolis Foundation, which provides grants for treatment of veterans suffering from addiction. Mr. Ramstad’s service as a United States Congressman brings a wealth of knowledge and experience in political, legislative, and governmental affairs to the Board.

BARRY N. WINSLOW has been a Director since 2008 and has served as Vice Chairman, Corporate Development of TCF Financial since January 2012. Mr. Winslow has been a Vice Chairman of TCF since 2008, and served as the Chief Risk Officer of TCF Financial from 2010 through 2011. From 2009 to 2010, he was responsible for TCF’s Wholesale Banking business. From January 2008 to July 2008, Mr. Winslow was a financial consultant for several banks, including TCF. In this role, his primary focus was advice, analysis, and strategic plan input related to mergers and acquisitions, as well as strategies for non-performing asset dispositions. He previously held the positions of Chief Operating Officer of TCF Financial from 2006 to 2007, Chief Executive Officer of TCF Bank from 2001 to 2005, and President of TCF Bank from 1998 to 2005. He held additional positions with TCF affiliates including President of TCF Bank – Michigan from 1995 to 1998 and President and Chief Executive Officer of TCF Bank – Illinois from 1993 to 1995. Prior to joining TCF, Mr. Winslow was a senior vice president with Huntington National Bank. He has served as a director of Cooper State Bank since 2005 and Sit Mutual Funds since 2010. Mr. Winslow has also served as an adjunct professor of finance at several universities, including Ohio State, Cincinnati, Xavier, and North Texas. Mr. Winslow has extensive knowledge of the banking industry, with an emphasis in commercial lending, which he obtained through his 35-year career. This knowledge and his experience as an advisor and employee of TCF make him a valuable member of the Board.

RICHARD A. ZONA has been a Director of TCF Financial since 2011 and is currently the Chair of the Finance Committee and a member of the Audit, Executive, and Risk Committees. Mr. Zona held the position of Vice Chairman of Wholesale Banking and Wealth Management for U.S. Bancorp from 1996 until his retirement in 2000. He joined U.S. Bancorp in 1989 as Executive Vice President and Chief Financial Officer, and from 1991 to 1996 served as Vice Chairman and Chief Financial Officer of U.S. Bancorp. Mr. Zona practiced as a certified public accountant with Ernst & Young from 1970 to 1989 and was admitted to partnership in 1979. While at Ernst & Young, Mr. Zona served as National Director of the firm’s financial institutions practice. He has served on the boards of ING Direct Bank fsb (USA), New Century Financial Corporation from 2000 to 2007, Piper Jaffray Companies from 2004 to 2005, Polaris Industries Inc. from 2000 to 2007, and ShopKo Stores Inc. from 2003 to 2006. Mr. Zona contributes extensive management, finance, and accounting experience from his lengthy career in the financial services industry. In addition, his knowledge of the challenges facing financial institutions is particularly useful to the Board given the current climate.

CORPORATE GOVERNANCE

TCF has established and operates within a comprehensive plan for membership, independence, committee membership, and ethical conduct of the Board. TCF’s Corporate Governance Guidelines may be accessed at www.tcfbank.com/resources/images/5956.pdf. Included in the Corporate Governance Guidelines are the criteria used to determine whether a Director is independent.

TCF’s corporate governance policies recognize the importance of sound governance practices in the financial services industry. The Board currently consists of 15 members. Upon the retirement of Director Gerald A. Schwalbach, the Board will be reduced to 14 members immediately prior to the Annual Meeting. The number of Directors is determined by the Board from time to time and may range in size from 7 to 25 members. The Board typically meets at least quarterly in January, April, July, and October.

TCF’s Board has six committees: Audit; BSA and Compliance; Compensation, Nominating, and Corporate Governance; Executive; Finance; and Risk. Directors are elected by a plurality vote of the stockholders provided that in an uncontested election, any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall immediately offer his or her resignation to the Board, which will then decide whether to accept the resignation.

Director Nominations

The Compensation, Nominating, and Corporate Governance Committee, which consists entirely of independent Directors as determined by the Board under applicable rules, is responsible for Director nominations.

The Board and management regularly make recommendations to the Compensation, Nominating, and Corporate Governance Committee of potential Director candidates they have identified through business and professional contacts. The Compensation, Nominating, and Corporate Governance Committee will consider nominees for new Directors as vacancies become available using the following criteria: a majority of the Directors must be independent, as determined by the Board under applicable rules; nominees shall possess expertise in general business matters and in such other areas as are relevant to the committees on which they are expected to serve (such as financial expertise for Directors expected to serve on the Audit Committee); and nominees shall be individuals with the background, character, skills and expertise such that they will meaningfully contribute to the success of the Company and its operations.

The Board does not have a formal policy of considering diversity in identifying potential Director nominees, but believes that its membership should broadly reflect the banking community served by the Company and therefore has an informal practice of considering a nominee’s age, race, ethnicity, national origin, gender, and geographic location in addition to such nominee’s other qualifications for Board service.

Stockholders may submit nominations to the Compensation, Nominating, and Corporate Governance Committee for consideration at next year’s Annual Meeting prior to the deadlines set forth below under “Additional Information – How Can Stockholders Submit Proposals and Nominate Directors for Next Year’s Annual Meeting?” Any such nomination should include the information specified in Article II, Section 13 of TCF’s Bylaws, a copy of which may be obtained from the Company’s Corporate Secretary at 200 Lake Street East, Mail Code EX0-01-G, Wayzata, MN 55391-1693. Nominations should be mailed to the attention of the Compensation, Nominating, and Corporate Governance Committee, c/o TCF’s Corporate Secretary at the TCF address provided above. The Compensation, Nominating, and Corporate Governance Committee will evaluate all recommended nominees, including those submitted by stockholders, based on the criteria set forth above, with particular emphasis on whether they will meaningfully contribute to the success of the Company and its operations. TCF has not, to date, paid any fees to any firm in connection with locating or evaluating any Director candidates.

Board Leadership Structure and the Board’s Role in Risk Oversight

TCF’s independent lead Director (the “Lead Director”) serves as the liaison between the Chairman and the independent Directors. The Lead Director works with management to determine the information and materials provided to Board members. The Lead Director also consults with the Chairman on such other matters as are pertinent to the Board and the Company and is available for direct communication and consultation with regulators upon request. TCF’s Lead Director chairs the Board meetings when the Chairman is not present, which includes the executive sessions of the Board for only the independent Directors, and has the authority to call meetings of the independent Directors. The Lead Director is elected annually by the independent members of the Board. In January 2014, Vance K. Opperman was elected Lead Director.

Mr. Cooper currently serves as both the CEO of the Company and Chairman of the Board. TCF believes that having both a combined Chairman and CEO and an independent Lead Director currently provides the best board leadership structure for TCF. This structure, together with TCF’s other good corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company. Specifically, Mr. Cooper proposes strategic priorities to the Board, and with input from the Lead Director, communicates the Board’s guidance to management and is ultimately responsible for implementing the Company’s key strategic initiatives.

The Board believes that this leadership structure is appropriate given TCF’s characteristics and present circumstances. Having both a combined Chairman and CEO and a Lead Director facilitates the retention of Mr. Cooper, a strong Chairman and CEO under whose leadership the Company has achieved extraordinary success, particularly in the context of the difficult environment in which TCF has been operating. This leadership structure provides the Board with a leader with great substantive knowledge of the Company and the financial industry generally, while having a Lead Director to act as a single voice for the independent Directors and to lead the Board when the Chairman and CEO is unavailable. The Board believes this structure provides value for the Company’s stockholders.

TCF has had a combined Chairman and CEO in place most of the time since the Company’s inception. While the possibility exists that the Board would separate the roles of Chairman and CEO in the future under appropriate circumstances, such as in connection with a management succession, the Board believes that separating the roles at this time would be detrimental to Company performance.

The Board believes that the current arrangement also provides for adequate independent oversight of the Company. The Company places a significant emphasis on Board independence. Currently, 11 of the Board’s 15 members (73%) meet the independence requirements under NYSE rules and the Company’s own independence requirements, and upon the retirement of Director Schwalbach, the Board will have 10 of 14 members (71%) who meet the independence requirements. These independent Directors regularly meet in executive session without management present. The members of the Board’s Audit Committee, Compensation, Nominating, and Corporate Governance Committee, Finance Committee, and Risk Committee are all independent and, in addition to the Chairman and Lead Director, serve in oversight roles. Through these committees, the Board is actively involved in oversight of risk, compliance, potential conflicts of interest and related party transactions, and business results. The Compensation, Nominating, and Corporate Governance Committee is also specifically responsible for an annual review of the CEO’s performance and compensation. Since all Board members have complete access to management and outside advisors, the Chairman and Lead Director are not the only sources of information for the Board.

Communications With Directors

The Board has provided a process for stockholders and other interested parties to communicate directly with any Director, the Lead Director, the full Board, or with independent Directors as a group, and the process is disclosed on TCF’s website at www.tcfbank.com/about-tcf_corporate-governance_communications-with-directors.aspx.

Regular Separate Non-Employee Director Meetings

The non-employee Directors, all of whom are independent under NYSE rules as of the date of this proxy statement, meet independently in executive sessions following the regularly scheduled meetings of the Board. The Lead Director presides over each executive session.

Code of Ethics

TCF has adopted a code of ethics applicable to the Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”), and Principal Accounting Officer (“PAO”) (the “Senior Financial Management Code of Ethics”) as well as a code of ethics generally applicable to all officers (including the PEO, PFO, and PAO), Directors, and employees of TCF (the “Code of Ethics”). The Code of Ethics and Senior Financial Management Code of Ethics are both available for review on TCF’s website at www.tcfbank.com/about-tcf_corporate-governance_code-of-ethics-policy.aspx and www.tcfbank.com/about-tcf_corporate-governance_code-of-ethics-senior-financial-management.aspx, respectively. Any changes to either code will be posted on the website, and any waivers of either granted to the PEO, PFO, PAO, or any Director will be posted on the website. To date, there have not been any waivers of either code granted to the PEO, PFO, PAO, or any Director.

Director Attendance

The business, property, and affairs of TCF are managed by or under the direction of the Board. The Board met five times in 2013. All Board members are expected to attend all committee meetings of which they are a member and are invited to attend meetings of committees of which they are not members. During 2013, all Directors attended at least 75% of the combined meetings of the Board and the committees on which they served. TCF requests Directors to attend the Annual Meeting if their schedules permit. All of the Directors attended the 2013 Annual Meeting.

Board Committees, Committee Memberships, and Meetings in 2013

The following table identifies the principal responsibilities, number of meetings held in 2013, and the members for each of the standing Board committees (those which meet regularly) including those with audit, compensation, and nominating responsibilities. Messrs. Cooper, Jasper, Dahl, and Winslow are executive officers of TCF and do not serve on any of the standing Board Committees. In addition to the committees reflected below, there is a duly-elected Executive Committee of the Board consisting of Mr. Cooper,

Ms. Grandstrand, and Messrs. Barton, Bieber (elected January 2014), Opperman, Schwalbach, and Zona. The Executive Committee, which serves as a liaison between management and the Board, met four times during 2013.

Committee	Principal Responsibilities	Members (*Chair)

Audit (1) 6 meetings in 2013

·    Oversee relationship with independent auditor

·    Oversee and review financial reporting and disclosure matters

·    Oversee compliance

·    Oversee internal audit function, including supervision and evaluation of the performance of the Chief Audit Executive

Barton Cusick Grandstrand Johnson Opperman Schwalbach * Zona

BSA and Compliance (2) (established January 2014)

·    Oversee BSA compliance, including reviewing reports on issues, trends, policies, processes, identification of risks, and other matters

·    Oversee TCF’s compliance efforts and programs designed to address relevant laws and regulations

·    Review reports on customer complaint activity

Bell * Bieber Johnson Ramstad

Compensation, Nominating, and Corporate Governance 7 meetings in 2013

·    Review, recommend, and approve personnel-related matters

·    Evaluate the performance of the Chief Executive Officer

·    Review, recommend, and approve executive compensation, including equity awards

·    Review, recommend, and approve Director nominations

·    Oversee corporate governance matters

·    Review management succession planning

·    Supervise the administration of benefit plans

Barton Bieber Bigos Opperman * Schwalbach

Finance 4 meetings in 2013

·    Review and approve, and oversee the administration and effectiveness of, TCF’s financial risk management policies

·    Review financial strategies

·    Review capital planning, including dividend recommendations

·    Review merger, acquisition, and expansion activity

·    Review debt and equity issuance and retirement matters

Barton Bell Bieber Bigos Cusick Grandstrand Johnson Opperman Ramstad Schwalbach Zona *

Risk 5 meetings in 2013

·    Oversee TCF’s Enterprise Risk Management Program

·    Oversee and consult with management regarding the Company’s risk appetite

·    Oversee TCF’s relationships with regulatory agencies

·    Oversee TCF’s risk management function, including an annual evaluation of the performance of the Chief Risk Officer

Barton Bell Bieber Bigos Cusick Grandstrand* Johnson Opperman Ramstad Schwalbach Zona

(1)       Messrs. Barton, Cusick, Johnson, Opperman, Schwalbach, and Zona have been designated by the Board as Audit Committee Financial Experts. Mr. Barton was appointed to the Audit Committee in February 2014.

(2)       In January 2014, the former BSA Compliance Committee was replaced by the BSA and Compliance Committee. The BSA Compliance Committee consisted of: Ms. Grandstrand as Chair and Messrs. Barton, Bell, Bieber, Bigos, Cusick, Johnson, Opperman, Ramstad, Schwalbach, and Zona. The BSA Compliance Committee met four times during 2013.

Audit Committee

All members of the Audit Committee are listed above and are independent under the standards outlined below.  The Board has determined that Messrs. Barton, Cusick, Johnson, Opperman, Schwalbach, and Zona are Audit Committee Financial Experts, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Exchange Act (“Regulation S-K”).  The Audit Committee operates under a formal charter that may be accessed at www.tcfbank.com/resources/images/5963.pdf.

Compensation, Nominating, and Corporate Governance Committee

All members of the Compensation, Nominating, and Corporate Governance Committee are listed above and are independent under the standards outlined below under “Director Independence and Related Person Transactions – How Does the Board Determine Which Directors Are Independent?” and under the additional compensation committee independence standards under Section 303A.02(a)(ii) of the NYSE Listed Company Manual.  Each member of the Compensation, Nominating, and Corporate Governance Committee also currently meets the requirements for an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Compensation, Nominating, and Corporate Governance Committee operates under a formal charter that may be accessed at www.tcfbank.com/resources/images/5959.pdf.

Scope of Authority.  Full authority is delegated from the Board to the Compensation, Nominating, and Corporate Governance Committee to act on the following matters without Board approval:

·                  Review and approve the Company’s compensation and benefits policies generally, including reviewing and approving any equity-based compensation.

·                  Review and approve the compensation of, and benefits for, the CEO and other executive officers.

·                  Review and approve management’s risk assessment of incentive compensation plans for the CEO, executive officers, and other appropriate employees of the Company.

·                 Determine if any deferral or clawback provisions for the CEO or other executive officers have been triggered and executed as required.

·                 Prepare the Compensation Committee Report required by the Securities and Exchange Commission (the “SEC”) and NYSE rules to be included in the proxy statement, review and discuss the Compensation Discussion and Analysis (the “CD&A”) with management, and provide a recommendation to the Board regarding the inclusion of the CD&A in the Company’s proxy statement.

·                  Periodically review the Company’s management succession planning, in consultation with the CEO:

¡                 Review and approve any employment contracts and severance agreements with executive officers other than the CEO; and

¡                Annually, review and approve the summary of perquisites for the CEO and review summaries of perquisites for the other senior executive officers.

·                  Supervise the administration of all TCF benefit plans, including:

¡                 Approval of amendments as needed (except where the amendment requires full Board approval);

¡                 Selection of trustees, funding agents, investment managers and other similar asset managers for the trust funds;

¡                 Exercise of all other administrative and interpretive authority under the plans; and

¡                 Exercise of all other responsibilities as provided in the plans.

Delegation of Authority.  The Compensation, Nominating, and Corporate Governance Committee may establish subcommittees from time to time.  The Compensation, Nominating, and Corporate Governance Committee has the power to delegate such duties and authority to the subcommittees as it approves.  Additionally, the CEO makes recommendations to the Compensation, Nominating, and Corporate Governance Committee concerning the compensation of executive officers.

Use of Consultants.  The Compensation, Nominating, and Corporate Governance Committee has authority to retain consulting firms for the purpose of evaluating compensation and other compensation-related matters for TCF’s Directors, CEO and other executive officers.  The Compensation, Nominating, and Corporate Governance Committee has retained Towers Watson, principally to provide advice and peer group information, which the Compensation, Nominating, and Corporate Governance Committee considers when developing the terms of long-term incentive awards, incentive compensation plans, and overall compensation amounts for the executive officers named in the Summary Compensation Table (the “Named Executives”).  For a discussion of services performed by Towers Watson for the Compensation, Nominating, and Corporate Governance Committee in 2013, see “Analysis of Tools the Committee Uses” in the CD&A.  During 2013, the Compensation, Nominating, and Corporate Governance Committee paid Towers Watson approximately $90,758 for these services.  Also, Towers Watson and its affiliates were paid $185,596 for providing additional services to the Company (and its affiliates) in 2013 in connection with broad-based health and welfare plans and the production of total compensation statements for all employees.  The decision to engage Towers Watson for the additional services was made by management.  The services were not approved by the Board as they were services of the type routinely performed by Towers Watson in the past.  Towers Watson has internal policies regarding conflicts of interest.  The Board affirmatively determined that no conflicts of interest have been raised in connection with the services provided by Towers Watson, and that Towers Watson was independent under Section 303A.05(c) of the NYSE Listed Company Manual.

Process for Determining Director Compensation.  The Compensation, Nominating, and Corporate Governance Committee generally meets in January, March, April, June, September, and December, with additional special meetings held as needed.  Director compensation is reviewed from time to time on an informal basis by the CEO and Chair of the Compensation, Nominating, and Corporate Governance Committee.  Their recommendations concerning any change in Director compensation are referred to the Compensation, Nominating, and Corporate Governance Committee and the Board.

Compensation Committee Interlocks and Insider Participation.  Directors Barton, Bieber, Bigos, Opperman, and Schwalbach served on the Compensation Committee in 2013.  None of these Directors has ever served as an officer or employee of TCF or any of its subsidiaries.  The Board has determined that all members of the Compensation, Nominating, and Corporate Governance Committee were independent for 2013 under standards outlined below and under Section 303A.02(a)(ii) of the NYSE Listed Company Manual.  Certain relationships with Directors are disclosed below under “What Transactions Were Considered Non-Material?” under the heading “Director Independence and Related Person Transactions.”

Director Independence and Related Person Transactions

How Does the Board Determine Which Directors are Independent?  Pursuant to NYSE listing standards, at least a majority of TCF Directors must be independent.  For a Director to be considered independent, the Board must make an affirmative determination that the Director has “no material relationship” with TCF.  The NYSE independence standards, as incorporated into the regulations of the SEC, identify certain transactions or relationships which automatically disqualify a Director from being considered independent.  In the case of transactions or relationships with a Director’s business, annual payments of more than the greater of $1.0 million or 2.0% of the gross revenues of the Director’s business are automatically disqualifying.

In addition, the Board has adopted the categorical standards listed below to assist it in determinations of independence.  The additional categorical independence standards are included in TCF’s Corporate Governance Guidelines, which may be accessed at www.tcfbank.com/resources/images/5956.pdf.  The Board deems transactions or relationships falling within a categorical standard listed below to automatically be non-material:

·                  Commercial Loans from TCF Bank Subject to Approval Under Federal Reserve Board Regulation O (“Regulation O”) (or Below Threshold Amounts) to a Director’s Business.  Loans, leases, and other extensions of credit from TCF Bank or a subsidiary to a Director’s company are not material if they are not automatically disqualifying under the NYSE independence standards, are subject to approval under Regulation O (or are for an amount less than that requiring approval under Regulation O), and TCF has not classified them as being in default;

·                  Transactions or Relationships Which Are Beneath Certain Thresholds and Are Not Automatically Disqualifying.  Transactions or relationships between TCF and a Director, the Director’s related business, or any immediate family members of the Director are not material if they are not automatically disqualifying under the NYSE independence standards, and the transaction (including employment) amounts are not in excess of $120,000 in a calendar year;

·                  Retail Banking Relationships: Home Mortgages, Consumer Loans, and Retail Deposit Accounts.  Home mortgages, consumer loans and retail deposit accounts at TCF for a Director or immediate family members of the Director are not material if they are not automatically disqualifying under the NYSE independence standards and are on ordinary retail consumer terms and conditions; and

·                  Stockholder Ownership under 10%; Limited Partnerships; Service as Executive Officer.  A Director’s ownership of less than a 10% equity interest in a company, or a limited partnership interest in a company, is not sufficient to cause the company to be considered as an indirect interest of the Director for purposes of determining material business relationships between the Director and TCF.  However, a Director’s service as an executive officer of a company is sufficient to cause the company to be considered as an indirect interest of the Director for purposes of determining material business relationships between the Director and TCF, even if the Director has ownership of less than a 10% equity interest in such a company.

What Transactions Were Considered Non-Material?  During 2011 through 2013, TCF was a party to relationships with certain Directors, their related companies, or immediate family members, each of which was determined by the Board to be not material for purposes of Director independence.

Commercial Loans, Consumer Loans, and Retail Banking Accounts.  Each of the following transactions and relationships was reviewed by the Board and was determined to not constitute a material relationship for purposes of Director independence, based on the categorical standards described above:

·                  Messrs. Bieber and Bigos or their related companies have, or had during 2011 through 2013, commercial loans or leases with TCF;

·                  Messrs. Barton and Bigos or their related companies have, or had during 2011 through 2013, commercial deposit accounts with TCF; and

·                  The following Directors have, or had during 2011 through 2013, retail deposit accounts or consumer loans with TCF, all of which are on ordinary retail consumer terms and conditions:  Messrs. Barton, Bell, Bigos, Cooper, Cusick, Dahl, Jasper, Johnson, and Winslow.

All commercial loans and leases, and all home mortgages and consumer loans, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to TCF and do not involve more than the normal risk of collectability, nor do they present other unfavorable features.  All such loans and leases have been approved by the Board when required by Regulation O.

Other Business Relationships Involving Independent Directors.  Each of the following additional transactions and business relationships was reviewed and was determined by the Board to be not material, either individually or in the aggregate, for purposes of Director independence:

·                 Several Directors are investors in C Financial Corporation, an Ohio corporation, which is the holding company of Cooper State Bank, a state bank organized under the laws of Ohio, of which Mr. Cooper is controlling shareholder.  In addition to Mr. Cooper, Messrs. Bigos, Schwalbach, Winslow, and certain members of TCF management are shareholders in C Financial.  Three current members of TCF management are also directors of both C Financial and Cooper State Bank.  During 2013 and 2012, Fredrikson and Byron, P.A., a law firm in which Ms. Grandstrand is a shareholder, provided legal services to C Financial in the amounts of $56 and $894, respectively, and to Cooper State Bank in the amounts of $4,509 and $4,110, respectively.  The Board has reviewed these relationships and affirmatively determined (with each affected Director abstaining from his or her own determination) that they do not constitute material relationships between each of the non-employee Directors, Mr. Bigos, Ms. Grandstrand, and Mr. Schwalbach, and TCF for purposes of Director independence because: these relationships are not so significant as to compromise their exercise of independent judgment as Directors; the relationships are not with TCF or TCF management; there are no material transactions between TCF and C Financial or Cooper State Bank; Cooper State Bank is not a competitor of TCF (its geographic market area does not overlap TCF’s); and the investments are not otherwise so significant as to compromise the Director’s exercise of independent judgment as a Director;

·                During 2013, 2012 and 2011, Mr. Bell received payments and distributions from the TCF Financial Corporation Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) of $266,324, $225,629, and $276,925, respectively, and distributions from the TCF Cash Balance Pension Plan (the “Pension Plan”) of $0, $0, and $46,432, respectively, as a result of his prior service as an officer of TCF Bank from 1994 to 1999.  The Board has reviewed this relationship and affirmatively determined (with Mr. Bell abstaining) that it does not constitute a material relationship between Mr. Bell and TCF because such payments and distributions were for his prior service as an officer of TCF Bank and such payments and distributions were not contingent in any way on continued service;

·                 During 2013 and 2012, TCF made payments to Thomson Reuters related entities totaling $350,849 and $382,851, respectively.  The Board considered these payments in light of the annual revenue of Thomson Reuters and Mr. Opperman’s status as a director of Thomson Reuters and determined that the payments were on ordinary market terms and would not impair his independent judgment; and

·                 The Board has also reviewed Director ownership of shares of TCF Common Stock, trust preferred capital (until its redemption in July 2012), and both series of preferred stock of TCF and affirmatively determined that such ownership does not constitute a material relationship between any of those Directors and TCF for purposes of Director independence because no such Director owns 10% or more of any voting class of outstanding TCF securities.

Which Directors are Independent?  The evaluation of director independence under NYSE listing standards is based on a three-year look-back period.  On the basis of the foregoing categorical standards and review of the transactions and relationships between Directors and TCF during 2011 through 2013, the Compensation, Nominating, and Corporate Governance Committee and the Board affirmatively determined in January 2014 that the following Directors have no material relationship with TCF and are considered to be independent:  Ms. Grandstrand, and Messrs. Barton, Bell, Bieber, Bigos, Cusick, Johnson, Opperman, Ramstad, Schwalbach, and Zona.  All members of the Audit Committee, Compensation, Nominating, and Corporate Governance Committee, Finance Committee, and Risk Committee are independent under all applicable rules.  The Board determined that the following Directors are not independent:  Mr. Cooper (TCF CEO), Mr. Dahl (TCF Vice Chairman and Executive Vice President, Lending), Mr. Jasper (TCF Vice Chairman and Executive Vice President, Funding, Operations and Finance), and Mr. Winslow (TCF Vice Chairman, Corporate Development), because current executives are deemed to be non-independent under the NYSE standards.

Related Person Transactions.  During 2013, TCF engaged in transactions in the ordinary course of business with some of its Directors and officers, and entities with which they are associated.  As noted above under “What Transactions Were Considered Non-Material – Commercial Loans, Consumer Loans, and Retail Banking Accounts,” all such transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to TCF and did not involve more than the normal risk of collectability or present other unfavorable features.

Related Person Transaction Approval Process.  By written policy and regulation, loans to Directors, executive officers or their immediate family members are submitted for review to the Board of Directors of TCF Bank as and to the extent required by Regulation O. Transactions with Directors, executive officers or their immediate family members that present a possible conflict of interest under the Code of Ethics are reviewed by the General Counsel and submitted to the Board where appropriate or required under the Code of Ethics.  In practice, all other transactions between TCF and Directors, Director nominees, executive officers and their immediate family members or related companies that are reportable in the proxy statement are reported to the Audit Committee and, for transactions involving independent Directors, the Compensation, Nominating, and Corporate Governance Committee and the Board.  All such reports are in writing and maintained with the records of the applicable committee or Board meetings.  The Board and the respective committees are responsible for reviewing and evaluating any transactions submitted to them and, where appropriate or otherwise required under applicable regulations, for approving, denying, ratifying, or terminating such transactions.  The Board, or a committee of the Board, evaluates these transactions and specifically determines whether or not they serve the best interest of TCF and its stockholders, whether they present a conflict of interest for the affected person, and whether the relationship should be continued or eliminated.  Any such action is reflected in the minutes of the Board or the respective committees.

DIRECTOR COMPENSATION

TCF’s compensation of non-employee Directors in 2013, including cash and other non-cash compensation, is shown in the following table.  Messrs. Cooper, Dahl, Jasper, and Winslow are executive officers of TCF and do not receive any compensation for their service as Directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(4)	All Other Compensation ($) (3)	Total ($)
Raymond L. Barton	$52,000	$44,996	-	$ 96,996
Peter Bell	$48,000	$44,996	-	$ 92,996
William F. Bieber	$47,000	$44,996	$ 2,500	$ 94,496
Theodore J. Bigos	$46,000	$44,996	$20,000	$110,996
Thomas A. Cusick	$59,000	$44,996	-	$103,996
Karen L. Grandstrand	$92,000	$44,996	$ 2,750	$139,746
George G. Johnson	$58,000	$44,996	$20,000	$122,996
Vance K. Opperman	$99,000	$44,996	$20,000	$163,996
James M. Ramstad	$47,000	$44,996	-	$ 91,996
Gerald A. Schwalbach	$92,000	$44,996	$15,000	$151,996
Richard A. Zona	$82,000	$44,996	-	$126,996

(1)         During 2013, non-employee Directors received an annual cash retainer of $25,000, as well as a $1,000 meeting fee for each meeting attended.  Committee chairs received an additional $20,000 annual retainer.

(2)         The grant date fair value for all awards is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, “Stock Compensation.”  TCF’s accounting policy for stock-based compensation is described in Notes 1 and 15 of the Notes to TCF’s Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2013.  Dividends are paid on the shares at the rate generally paid to holders of TCF Common Stock.

(3)         This column consists of matching charitable gift contributions by TCF Foundation on behalf of Directors.  The material terms regarding the matching charitable gift program are described below under “Material Information Regarding Directors’ Compensation.”

(4)         The following table shows the outstanding equity awards of non-employee Directors at December 31, 2013:

Name	Number of Shares of Unvested Restricted Stock (a) (#)	Market Value of Unvested Shares(b)(c) ($)
Raymond L. Barton	4,971	$80,779
Peter Bell	4,798	$77,968
William F. Bieber	4,798	$77,968
Theodore J. Bigos	4,798	$77,968
Thomas A. Cusick	4,798	$77,968
Karen L. Grandstrand	4,642	$75,433
George G. Johnson	4,798	$77,968
Vance K. Opperman	4,798	$77,968
James M. Ramstad	5,026	$81,673
Gerald A. Schwalbach	4,798	$77,968
Richard A. Zona	4,971	$80,779

(a)       Consists of the unvested portion of performance-based restricted stock awards which will vest as soon as possible following the year that TCF achieves a Return on Equity above the median of its peer group or, if not sooner, the award will vest ten years after the award date.  Also includes unvested restricted stock awards of 3,557 shares made in January 2013 to each Director which vested on January 21, 2014.  Dividends are paid on the shares at the rate generally paid to holders of TCF Common Stock.

(b)             Consists of the number of unvested shares shown in the previous column, multiplied by the closing stock price on December 31, 2013 of $16.25 per share.

(c)              Grant date fair value of the stock awards made in 2013 is shown on the Director Compensation table.

Material Information Regarding Directors’ Compensation

·                  Beginning January 1, 2014, cash compensation for non-employee Directors was modified to provide for a higher annual retainer and to eliminate meeting fees.  Cash compensation for non-employee Directors now consists of the following:

¡                 Annual Retainer of $60,000; and

¡                 An additional $20,000 annual retainer for Committee Chairs.

·                  For 2013, cash compensation for non-employee Directors consisted of:

¡                 Annual Retainer of $25,000;

¡                 An additional $20,000 annual retainer for Committee Chairs; and

¡                 Board and Committee Meeting fees of $1,000 per meeting.

·                  Employee Directors (Messrs. Cooper, Dahl, Jasper, and Winslow) are not compensated for service as Directors.

·                  Directors Stock Grant Program:

¡                 Annually, non-employee Directors receive grants of TCF Common Stock equal to $45,000.  For Directors elected after a stock grant has been awarded, a pro-rata stock grant is awarded;

¡                 The number of shares granted is determined by dividing $45,000 by the average of the high and low prices of TCF Common Stock on the grant date;

¡                 The stock grant vests annually, when the next grant is made;

¡                 Dividends are paid on unvested shares at the rate generally paid to holders of TCF Common Stock; and

¡                 Unvested shares will vest if a change in control occurs.

·                  Non-employee Directors may defer fees and stock grants under the TCF Directors Deferred Compensation Plan (the “Directors Deferred Compensation Plan”) until the end of their Board service.

·                  Stock Ownership Guidelines:

¡                 Non-employee Directors are required to own shares of TCF Common Stock worth an amount equal to five times their annual base retainer (excluding any supplementary retainer for Committee chairs);

¡                 All shares of TCF Common Stock owned directly or indirectly by a Director will be considered in determining whether the Stock Ownership Guidelines have been met.  Stock options will not be counted toward the Stock Ownership Guidelines;

¡                 Directors have until the later of (i) January 16, 2017 or (ii) the fifth anniversary of their appointment to the Board to reach the applicable target ownership level; and

¡               Despite not being applicable until January 16, 2017, all Directors satisfied the Stock Ownership Guidelines as of February 22, 2014, except for Mr. Ramstad who did not yet qualify due to the increased requirement caused by the change to a higher annual retainer and elimination of meeting fees as of January 1, 2014.

·                  TCF offers the TCF Matching Gift Program to supplement donations made by non-employee Directors to charitable organizations of their choice up to a maximum of $20,000 annually.

·                  Indemnification rights are provided to Directors under TCF’s Certificate of Incorporation and Bylaws, to the extent authorized under Delaware General Corporation Law and TCF maintains Directors and Officers Insurance.

·                  TCF reimburses Directors for travel and other expenses to attend Board meetings or attend to other Board business as a business expense, and TCF occasionally holds Board retreats at a remote location and pays Directors’ travel and lodging expenses incurred in connection with the meeting, as well as those of the Directors’ spouses or significant others.

OWNERSHIP OF TCF STOCK

TCF Stock Ownership of Directors and Executive Officers

Common Stock

The following table shows ownership as of January 31, 2014 of TCF Common Stock by those indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(3)		Percent of Class (4)
Directors who are not Named Executives:
Raymond L. Barton	29,228		*
Peter Bell	89,792		*
William F. Bieber	883,386		*
Theodore J. Bigos	36,631		*
Thomas A. Cusick	210,855		*
Karen L. Grandstrand	31,619		*
George G. Johnson	84,250		*
Vance K. Opperman	71,598		*
James M. Ramstad	13,188		*
Gerald A. Schwalbach	174,576	(5)	*
Richard A. Zona	30,862		*
Named Executives:
William A. Cooper	3,018,145	(2)(5)	1.8%
Michael S. Jones	177,389		*
Thomas F. Jasper	556,117	(2)(5)	*
Craig R. Dahl	710,197	(2)(5)	*
Barry N. Winslow	646,568	(2)	*
All Directors and Executive Officers combined (24 persons)	7,594,626	(2)(5)	4.6%

* Represents 1.0% or less of the outstanding TCF Common Stock.

(1)                  All shares are directly owned and the person indicated has sole voting and dispositive power, except as indicated in this footnote and footnote (3) below.  Includes shares beneficially owned by affiliated trusts or family members who share the person’s household, with respect to which shares the indicated person disclaims any beneficial ownership, as follows:  Mr. Bell, 8,295 shares; Mr. Bieber, 20,920 shares; Mr. Cusick, 59,318 shares; Mr. Winslow, 302,635 shares; and all Directors and Executive Officers combined, 393,215 shares.

(2)                  Includes shares which could be purchased by the indicated person upon the exercise of vested options within 60 days after January 31, 2014:  Mr. Cooper, 800,000 shares; Mr. Dahl, 225,000 shares; Mr. Jasper, 141,000 shares; Mr. Winslow, 200,000 shares; and all Directors and Executive Officers combined, 1,484,000 shares.

(3)                  Includes whole shares of TCF Common Stock allocated to accounts in the TCF Employees Stock Purchase Plan (“ESPP”) for which the Named Executives and certain Directors have shared voting power as follows:  Mr. Cooper, 13,722 shares; Mr. Dahl, 13,124 shares; Mr. Jasper, 11,234 shares; Mr. Jones, 9,950 shares; Mr. Winslow, 64,405 shares; and all Directors and Executive Officers combined, 268,847 shares.  Also includes whole shares of TCF Common Stock in the trust for the ESPP-Supplemental Plan for which the Named Executives and certain Directors do not have voting power, as follows:  Mr. Cooper, 55,527 shares; Mr. Dahl, 36,960 shares; Mr. Jasper, 10,161 shares; Mr. Jones, 3,840 shares; Mr. Winslow, 21,194 shares; and all Directors and Executive Officers combined, 190,077 shares.  Also includes whole shares of TCF Common Stock (vested and unvested) in the trust for the TCF Employees Deferred Stock Compensation Plan for which the Named Executives do not have voting power, as follows:  Mr. Cooper, 1,000,000 shares; Mr. Dahl, 300,000 shares; Mr. Jasper, 350,000 shares; Mr. Jones, 100,000 shares; Mr. Winslow, 50,000 shares; and all Named Executives and other executive officers combined, 1,860,000 shares.  Also includes 10,420 shares for Mr. Bell in trust for the Executive Deferred Compensation Plan for which he does not have voting power.  Also includes whole shares of TCF Common Stock (vested and unvested) in the trust for the Directors Deferred Compensation Plan for which the holder does not have voting power, as follows:  Mr. Barton, 24,228 shares; Mr. Bieber, 93,148 shares; Mr. Bigos, 31,934 shares; Mr. Cooper, 9,215 shares; Mr. Cusick, 31,721 shares; Ms. Grandstrand, 31,619 shares; Mr. Johnson,

80,693 shares; Mr. Opperman, 41,509 shares; Mr. Schwalbach, 22,480 shares; Mr. Zona, 30,862 shares; and all Directors combined, 397,409 shares.

(4)                  As of January 31, 2014, there were 165,258,621 shares of TCF Common Stock outstanding.  Each percentage has been calculated by treating as outstanding the shares which could be purchased upon the exercise of outstanding options within 60 days after January 31, 2014.  As of January 31, 2014, there were outstanding options with respect to 1,484,000 shares that were exercisable within 60 days for all executive officers combined.  There were no outstanding stock options for non-employee Directors.

(5)                  Includes shares pledged as collateral for loans to Directors or Named Executives as follows:  Mr. Cooper, 1,040,000 shares; Mr. Dahl, 89,579 shares; Mr. Jasper, 24,580 shares; Mr. Schwalbach, 145,106 shares; and all Directors and Executive Officers combined, 1,299,265 shares.

Preferred Stock

The following table shows ownership as of January 31, 2014 of (i) depositary shares (the “Series A Preferred Stock”), each representing a 1/1000th interest in a share of 7.50% Series A Non-Cumulative Perpetual Preferred Stock and (ii) 6.45% Series B Non-Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) by those indicated.

	Series A Preferred Stock			Series B Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (3)	Amount and Nature of Beneficial Ownership (1)	Percent of Class (3)
Directors who are not Named Executives:
Raymond L. Barton	-		*	-	*
Peter Bell	-		*	-	*
William F. Bieber	160,000		2.3%	-	*
Theodore J. Bigos	-		*	-	*
Thomas A. Cusick	21,600		*	-	*
Karen L. Grandstrand	-		*	-	*
George G. Johnson	-		*	-	*
Vance K. Opperman	40,000		*	-	*
James M. Ramstad	-		*	-	*
Gerald A. Schwalbach	-		*	-	*
Richard A. Zona	20,000		*	10,000	*
Named Executives:
William A. Cooper	-		*	-	*
Michael S. Jones	1,000		*	-	*
Thomas F. Jasper	4,000	(2)	*	-	*
Craig R. Dahl	-		*	-	*
Barry N. Winslow	20,000		*	-	*
All Directors and Executive Officers (23 persons)	297,000	(2)	4.3%	14,000	*

* Represents 1.0% or less of the outstanding class of stock.

(1)                  All shares are directly owned and the person indicated has sole voting and dispositive power, except as indicated in this footnote.  Includes shares of Series A Preferred Stock beneficially owned by family members who share the person’s household, with respect to which shares the indicated person disclaims any beneficial ownership, for all Directors and Executive Officers combined, 30,000 Series A Preferred Stock.

(2)                  Includes shares of Series A Preferred Stock pledged as collateral for loans undertaken by Directors or Named Executives as follows:  Mr. Jasper, 4,000 shares; Mr. Winslow, 9,726 shares; and all Directors and executive officers combined, 13,726 shares.

(3)                  As of January 31, 2014, there were 6.9 million shares of Series A Preferred Stock outstanding and 4.0 million shares of Series B Preferred Stock outstanding.

TCF Common Stock Ownership of Certain Beneficial Owners

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of TCF Common Stock	Percent of Class
FMR LLC	23,913,797(1)	12.9%
Blackrock, Inc.	11,070,517(2)	6.7%
State Street Corporation	10,177,079(3)	6.2%
Advisory Committee of TCF Employees Stock Purchase Plan	8,791,002(4)	5.3%
TIAA-CREF	8,774,936(5)	5.3%

(1)                  The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of FMR LLC and Edward C. Johnson 3d on February 14, 2014.  Information is as of December 31, 2013.  Beneficial ownership of shares by FMR LLC is in the following manner:  sole voting power, 2,372,197 shares; shared voting power, 0 shares; sole dispositive power, 23,913,797 shares; and shared dispositive power, 0 shares.  Beneficial ownership of shares by Mr. Johnson is in the following manner:  sole voting power, 0 shares; shared voting power, 0 shares; sole dispositive power, 23,913,797 shares; and shared dispositive power, 0 shares.  The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(2)         The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of Blackrock, Inc. on January 30, 2014.  Information is as of December 31, 2013.  Beneficial ownership of shares by Blackrock, Inc. is in the following manner: sole voting power, 10,388,716 shares; shared voting power, 0; sole dispositive power, 11,070,517 shares; and shared dispositive power, 0 shares.  The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)                  The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of State Street Corporation on February 5, 2014.  Information is as of December 31, 2013.  Beneficial ownership of shares by State Street Corporation is in the following manner:  sole voting power, 0 shares; shared voting power, 10,177,079 shares; sole dispositive power, 0 shares; and shared dispositive power, 10,177,079 shares.  The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA  02111.

(4)                  The Advisory Committee for the ESPP has shared voting power with participants of all allocated shares in such plan.  Advisory Committee members disclaim ownership of these shares.  The foregoing information is based upon the Schedule 13G/A filed with the SEC by TCF Financial Corporation on January 29, 2014.  Information is as of December 31, 2013.  Beneficial ownership of shares by the Advisory Committee for the ESPP is in the following manner:  sole voting power, 0 shares; shared voting power, 8,791,002 shares; sole dispositive power, 0 shares; and shared dispositive power, 0 shares.  The address of the Advisory Committee of the TCF Employees Stock Purchase Plan is c/o General Counsel, TCF Financial Corporation, 200 Lake Street East, Mail Code EX0-01-G, Wayzata, MN  55391-1693.

(5)                  The information that follows is based upon the Schedule 13G filed with the SEC on behalf of TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc. on February 14, 2014.  Information is as of December 31, 2013.  Beneficial ownership of shares by TIAA-CREF Investment Management, LLC is in the following manner:  sole voting power, 5,628,850 shares; shared voting power, 0 shares; sole dispositive power, 5,628,850 shares; and shared dispositive power, 0 shares.  Beneficial ownership of shares by Teachers Advisors, Inc. is in the following manner:  sole voting power, 3,146,086 shares; shared voting power, 0 shares; sole dispositive power, 3,146,086 shares; and shared dispositive power, 0 shares.  The address for each is 730 Third Avenue, New York, NY 10017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires TCF’s Directors, executive officers, and persons who beneficially own more than ten percent of the outstanding shares of TCF Common Stock to file certain stock ownership reports with the SEC.  Based upon representations signed by officers and Directors, TCF believes that all reports required by officers and Directors were filed on a timely basis during 2013.

BACKGROUND OF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following describes at least the last five years of business experience of executive officers of TCF Financial, or its principal wholly-owned subsidiary TCF Bank, who are not Directors of TCF Financial.  The descriptions include any other directorships at public companies held during the past five years.

MARK A. BAGLEY (age 53) was elected Chief Credit Officer of TCF Financial on January 25, 2014 and TCF Bank on December 2, 2013.  Prior to joining TCF Financial, Mr. Bagley was Chief Credit Officer at State Farm Bank F.S.B, a financial services institution and wholly-owned subsidiary of State Farm Mutual Automotive Insurance Company, from March 2012 to November 2013.  From June 2008 to March 2012 and from July 1997 to September 2005, Mr. Bagley was employed by U.S. Bank National Association, a financial services institution, holding various positions including being responsible for credit approval for corporate banking and commercial banking lines of business as well as divisional management positions.  From June 2007 through June 2008, Mr. Bagley was Chief Risk Officer for Toyota Savings Bank, a financial services institution and indirect subsidiary of Toyota Motor Corporation.  From October 2005 to May 2007, he was Chief Risk Officer for Marquette Financial Companies, a financial services institution.

SUSAN D. BODE (age 51) (Principal Accounting Officer) was elected Senior Vice President and Chief Accounting Officer of TCF Financial in November 2012.  Ms. Bode has also served as Executive Vice President and Chief Accounting Officer of TCF Bank since November 2012.  Prior to being elected Executive Vice President in November 2012, she was a Senior Vice President of TCF Bank since April 2010.  She has served as Chief Accounting Officer of TCF Bank since April 2010.  Prior to joining TCF Bank, from 2007 to 2010, Ms. Bode served as Managing Director with the finance group of Residential Capital, LLC, a division of GMAC LLC, engaged principally in mortgage financing activities.

JAMES M. COSTA (age 45) was elected the Chief Risk Officer in August 2013 for TCF Financial and TCF Bank.  He has over 20 years of financial services experience, with 13 years in risk management.  Prior to joining TCF Financial, from 2010 to 2013, Mr. Costa served as Executive Vice President of Risk and Head of Enterprise Portfolio Management at PNC Financial Services Group, Inc., a financial services institution, and before that, from 2004 to 2010, led enterprise credit strategy for Wachovia Corporation, a financial services institution.

JOSEPH T. GREEN (age 59) has been Secretary of TCF Financial since 2011 and has been General Counsel of TCF Financial since 2009, and a Senior Vice President of TCF Financial since 2008.  Since 2001, Mr. Green has also served as General Counsel and Secretary of TCF Bank, and has been an Executive Vice President of TCF Bank since 2010.

ANDREW J. JACKSON (age 55) was elected the Chief Audit Executive Officer in August 2012 for TCF Financial and TCF Bank.  Prior to joining TCF Financial, from July 2006 to August 2012, Mr.  Jackson was Executive Vice President and Corporate Auditor of First Tennessee Bank, a financial services institution, in charge of the Internal Audit function.

MICHAEL S. JONES (age 45) became Executive Vice President and Chief Financial Officer of TCF Financial on January 1, 2012.  Mr. Jones has also been Executive Vice President and Chief Financial Officer of TCF Equipment Finance, Inc. since 2008 and Executive Vice President and Treasurer of Winthrop Resources Corporation since 2008 and 2011, respectively, each a wholly-owned subsidiary of TCF Bank.  From April 2008 to December 2008, prior to joining TCF, Mr. Jones was Operations Controller in charge of the finance function for PACCAR Financial Services, the finance arm of PACCAR, Inc., a manufacturer of premium commercial vehicles.  From October 2002 to April 2008, Mr. Jones worked at various subsidiaries of General Electric Company, a large diversified technology and financial services company, serving as the Chief Financial Officer of GE Real Estate Business Property from August 2005 to April 2008, and Global Controller of Fleet Service from October 2002 to August 2005.

MARK D. NYQUIST (age 57) has been Executive Vice President and Chief Lending Officer of TCF Bank since November 2012.  He has been an Executive Vice President of TCF Bank since January 2012.  Prior to becoming Chief Lending Officer, he had been Chief Credit Officer since January 2012.  Since 2000, he has also been Executive Vice President and Chief Credit Officer of TCF Equipment Finance, Inc.  and Senior Vice President of Winthrop Resources Corporation.  In addition,  he has had portfolio management responsibilities for TCF Equipment Finance, Inc.

BARBARA E. SHAW (age 58) has been Senior Vice President – Director of Corporate Human Resources of TCF Financial since December 1999 and is also Executive Vice President of Corporate Human Resources for TCF Bank.  From 1998 to her election in 1999, she was Vice President – Human Resources of TCF Financial.  As Director of Corporate Human Resources, Ms. Shaw oversees all human resources disciplines including recruiting, employee relations, payroll, benefits, compensation, and employee development.  Ms. Shaw assumed oversight of the TCF Foundation in January 2012.

EARL D. STRATTON (age 66) became Chief Operations Officer of TCF Financial and TCF Bank on January 1, 2012.  He has been an Executive Vice President of TCF Financial since 1995 and TCF Bank since 2011 and the Chief Privacy Officer of TCF Financial and TCF Bank since April 2008.  He was Chief Information Officer of TCF Financial from 1995 through 2011 and TCF Bank from 2001 until 2011.  Prior to that, he was a Senior Vice President of TCF Financial from 1985 to 1995 and a Senior Vice President of TCF Bank from 1985 to 2001.  Mr. Stratton is a member of the boards of directors of Cooper State Bank and Medica, a non-profit health care holding company operating in Minnesota, Wisconsin, North Dakota, and South Dakota.  In his current position, Mr. Stratton is responsible for branch banking, information technology, bank operations, facilities, ATMs, and card services.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In its evaluation of the Named Executives and their performance, the Compensation, Nominating, and Corporate Governance Committee (the “Committee”) carefully considered the challenges that TCF has faced recently, including TCF’s ongoing business transformation, the constantly changing and highly regulated business environment in which TCF operates, the impact of a high level of banking competition and prolonged low interest rates stemming from a slow economic recovery, and the importance of rewarding and retaining talented, experienced executive officers to continue to guide the Company.

Financial Performance.  Following TCF’s transformation year in 2012, which included the balance sheet repositioning and implementation of new Chapter 7 bankruptcy guidance, TCF’s experienced executive team successfully led the Company to increased profitability in 2013 despite a very competitive lending market, positioned TCF to succeed in a higher interest rate environment, continued the diversification of TCF’s business by expanding its auto finance business, decreased non-performing assets and provision for loan and lease losses, improved nearly all of TCF’s credit metrics and capital ratios and delivered total stockholder return of 35.6%  for the year.

TCF’s business transformation continued in 2013, as the Company persisted in its efforts to emerge from the difficult economic conditions that have challenged TCF and the financial services industry as a whole for several years.  TCF’s strong financial performance in 2013 included the following:

·                  Pre-tax, pre-provision return on average assets of 1.98%, ranking TCF 7th of 45 among the 2013 Peer Group;

·                 $130.5 million (27.4%) decrease in non-performing assets from December 31, 2012, to December 31, 2013;

·                  $129.1 million (52.2%) decrease in provision for loan and lease losses for 2013 compared to 2012;

·                  60+ day delinquencies decreased 68.2% from $95.0 million at December 31, 2012 to $30.2 million at December 31, 2013;

·                  Earnings per share for 2013 increased by 67% compared to 2012, excluding the balance sheet repositioning charge of $1.87 per common share in 2012;

·                  Total stockholder return of 35.6% in 2013; and

·                  2013 Return on Average Assets (“ROA”) of 0.87% compared with 0.49% for 2012, excluding the balance sheet repositioning charge of $1.87 per common share in 2012.

Nonfinancial Performance.  In addition to TCF’s financial performance, TCF also successfully implemented the following important changes that do not have immediate financial results, but are expected to improve financial and other performance in the future:

·                  Strengthened management by hiring a new Chief Risk Officer and Chief Credit Officer;

·                  Amended Bylaws to require any Director who receives a majority of “withhold” votes to tender his or her resignation, with the Board ultimately determining whether to accept that resignation;

·                  Termination of the BSA Consent Order by the Office of the Comptroller of the Currency (the “OCC”); and

·                  Increased total checking accounts at December 31, 2013, compared with December 31, 2012.

Key 2013 and Early 2014 Compensation Decisions.  TCF’s financial performance, including its performance relative to peers, along with the individual performance of executive officers, served as key factors in making the following compensation decisions:

·                  TCF’s 2013 pre-tax, pre-provision return on average assets ranked 7th of 45 companies in the 2013 Peer Group (defined below under “Analysis of Tools the Committee Uses – Peer Group Comparative Analysis – 2013 Peer Group”), and both non-performing assets and provision for loan and lease losses were lower compared to 2012.  As a result, under the Management Incentive Plan (the “MIP”) for 2013, each of the Named Executives was eligible to receive an annual cash incentive award of up to 200% of base salary.  Based on these results, and individual performance, the Committee awarded annual cash incentives to each of the Named Executives of 200% of base salary;

·                  Messrs. Dahl and Jasper each received $50,000 increases to their annual base salary, effective January 1, 2013, in light of the increased responsibilities of each as a result of the executive management changes in late 2012, their demonstrated leadership and management skills, and their value to TCF’s continued success;

·                  In addition to their base salary increases, Messrs. Dahl and Jasper each received a restricted stock award of 19,142 shares in January 2013 that will vest in full on January 1, 2016.  These awards are discussed in more detail below under “Key Decisions Made by the Committee in 2013 and Early 2014 – Long-Term Incentives – 2013 Restricted Stock;” and

·                  On February 19, 2013, Messrs.  Dahl and Jasper entered into employment agreements with TCF, and Mr. Cooper and TCF entered into a new employment agreement that superseded his prior agreement.  On March 10, 2014, Mr.  Cooper and TCF amended and restated his employment agreement to extend the term through December 31, 2017.  The employment agreements for Messrs.  Cooper, Dahl, and Jasper are described further under “Elements of Compensation – Other Forms of Compensation – Payments in the Event of Termination.”

2013 Say on Pay Vote Response.  All key decisions regarding executive compensation for 2013, including executive salary increases and grants of long-term incentives, were made prior to the advisory (non-binding) vote on executive compensation at TCF’s 2013 Annual Meeting (the “2013 Say on Pay Vote”).  Although the 2013 Say on Pay Vote received majority support from stockholders, TCF has remained focused on stockholder communication.

During 2013, TCF continued to engage its stockholders to determine what issues were most important to them.  TCF spoke with institutional investors representing approximately 85% of TCF’s institutional shares outstanding at December 31, 2013.  Following discussions with investors, TCF amended its Bylaws in October 2013 to provide that in any uncontested election of Directors, any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall immediately offer his or her resignation to the Board, which will then decide whether to accept the resignation.

Realizable Pay.  To further strengthen TCF’s pay-for-performance culture, the Committee has made a greater proportion of the Named Executives’ compensation contingent on performance, or “at risk,” by granting 94.3% of the shares underlying the long-term incentive compensation awarded since 2012 to Named Executives in the form of performance-based restricted stock.  Because certain awards made by TCF may never vest, or may vest only over multiple years of performance, the Committee believes that the Summary Compensation Table does not provide a complete picture of the compensation available to the Named Executives.  To assist in providing a more informed picture of the value of compensation received by the Named Executives, the Committee is providing a presentation of Realizable Pay.

The term Average Realizable Pay describes the average actual gains or “in the money” value that each Named Executive received annually for the three-year period from 2011 to 2013.  For this purpose, Average Realizable Pay for the three-year period consists of:

·                  Average salary;

·                  Average annual cash incentive earned for a year’s performance;

·                  Average change in pension value;

·                  Average other compensation;

·                  Market value of vested and unvested service-based restricted stock grants awarded during the three-year period at December 31, 2013, averaged over the three-year period; and

·                  Market value of performance-based restricted stock earned during the three-year period ended December 31, 2013, averaged over the three-year period.

The Committee believes that this is an expansive definition of Average Realizable Pay and fairly represents the average annual value of the compensation the Named Executives actually received for 2011 to 2013, or for such shorter period as the person was an executive officer of TCF.  The table below is not a substitute for the information disclosed in the Summary Compensation Table and related footnotes.  The primary difference between the Average Realizable Pay for each Named Executive and the total reported compensation on the Summary Compensation Table is that, while the Summary Compensation Table includes the grant date fair value of all equity awards granted during the three-year period, Average Realizable Pay includes only the amount realized relating to such equity awards averaged over a three-year period (two for Mr. Jones), as set forth above.

Using the closing stock price on December 31, 2013 of $16.25 per share, the information in the chart below illustrates how each Named Executive’s Average Realizable Pay compares to the three-year average of his compensation reported in the Summary Compensation Table for 2011 through 2013.  The Average Realizable Pay for Messrs. Cooper, Jones, Jasper, Dahl, and Winslow represents 84.8%, 67.7%, 79.4%, 73.2%, and 111.4% of their reported compensation, respectively:

	Cooper	Jones(3)	Jasper	Dahl	Winslow
Average Realizable Pay (1)	$5,641,865	$ 830,060	$1,768,718	$1,513,138	$1,401,177
Average Total Compensation (2)	$6,651,449	$1,226,292	$2,226,805	$2,067,086	$1,258,258

(1)       The 2012 performance-based restricted stock awards are valued at zero,  since as of December 31, 2013, the performance conditions have not been achieved.  If the first performance goal had been achieved and one-half of the performance-based restricted stock awards were included at December 31, 2013 market value, Average Realizable Pay for the Named Executives who received the awards would have been: $9,704,365; $1,642,560; $3,799,968; and $3,544,388 for Messrs. Cooper, Jones, Jasper, and Dahl, respectively.  The Average Realizable Pay of Mr. Winslow exceeds his Average Total Compensation primarily because he did not receive a performance-based restricted stock award during 2012 and TCF’s year-end closing price of $16.25 per share exceeded the grant date fair value of the restricted stock he received during the three-year period.

(2)       Equals the total reported compensation from the Summary Compensation Table averaged over the three-year period (two-year period for Mr. Jones).  For a breakdown, see the Summary Compensation Table.

(3)       Since Mr. Jones was hired as the Chief Financial Offer on January 1, 2012, only two years of compensation data has been included.

TCF encourages you to read this CD&A in its entirety for a detailed discussion and analysis of its executive compensation program, including information about the compensation of the Named Executives for 2013.

Objectives of TCF’s Executive Compensation Program

TCF’s executive compensation program is designed to:

·                  Attract and retain experienced, highly qualified executives who are critical to the Company’s long-term success and to enhancement of stockholder value;

·	Link pay to individual and Company performance, while not encouraging excessive risk-taking;
·	Provide for the majority of total compensation in the form of annual cash incentives and performance-based, long-term incentives; and
·	Align executives’ interests with those of stockholders through long-term ownership of TCF Common Stock.

Key Decisions Made by the Committee in 2013 and Early 2014

The Committee is responsible for all aspects of executive compensation, including evaluating management and its performance and for oversight of the Company’s compensation plans.  This section details key decisions made by the Committee in 2013 and early 2014 concerning compensation for the Named Executives.  A discussion regarding the compensation program objectives achieved with each of the following elements of compensation and how amounts are actually determined follows under “Elements of Executive Compensation.”

Base Salary

2013 Base Salary Decisions.  In early 2013, the Committee approved base salary increases to $550,000 for Messrs. Dahl and Jasper.  The Committee determined that an increase to their base salaries was appropriate in light of the increased responsibilities of each as a result of the executive management changes in late 2012, their executive leadership skills, and their value to the growth and diversification of TCF’s business.  No changes were made to the 2013 base salaries for any other Named Executive.

2014 Base Salary Decisions.  In January 2014, the Committee approved a base salary increase to $325,000 for Mr. Jones.  The Committee determined that the increase was appropriate to maintain the competitiveness of Mr. Jones’ compensation based on the Committee’s general understanding of compensation practices at that time.  No changes were made to the 2014 base salaries of any other Named Executive.

Annual Cash Incentives

2013 Performance Goals.  In early 2013, the Committee approved the 2013 MIP, effective for services beginning on January 1, 2013.  Under the 2013 MIP, participants were eligible to receive annual cash incentive awards not to exceed 200% of their base salary based on the following criteria:

·                  Pre-tax, Pre-Provision Return on Average Assets (100%).  The participant was eligible to receive a cash incentive of an amount not to exceed:

¡      50% of base salary if pre-tax, pre-provision return on average assets for 2013 was in the second quartile of the 2013 Peer Group (defined below under “Analysis of Tools the Committee Uses – Peer Group Comparative Analysis – 2013 Peer Group”); or

¡      100% of base salary if pre-tax, pre-provision return on average assets for 2013 was in the first quartile of the 2013 Peer Group.

·                  Non-Performing Assets and Provision for Loan and Lease Losses (100%).  The participant was eligible to receive a cash incentive of an amount not to exceed:

¡         100% of base salary if both non-performing assets and provision for loan and lease losses at or for the year ended December 31, 2013 were lower than at or for the year ended December 31, 2012; or

¡         50% of base salary if either non-performing assets or provision for loan and lease losses at or for the year ended December 31, 2013 was lower than at or for the year ended December 31, 2012.

Pre-tax, pre-provision return on average assets, non-performing assets and provision for loan and lease losses were calculated in accordance with the Performance-Based Compensation Policy (excluding extraordinary items).

The Committee selected the pre-tax, pre-provision return on average assets performance metric for 2013 because it believed that the Company’s ability to generate capital and profits relative to its total assets and as compared to its peers that are operating in the same environment and under the same constraints was a good indicator of success.  The Committee believed that it was appropriate to eliminate the effect of taxes on net income because the performance goal was established relative to the performance of banks in the 2013 Peer Group which are differently impacted by taxes.  The Committee believed that it was appropriate to eliminate the effect of the provision for loan and lease losses on net income because the amount of provision for loan and lease losses and levels of non-performing assets were analyzed under separate distinct criteria.  The Committee also selected non-performing assets and provision for loan and lease losses as performance metrics for 2013 because it believed that an improvement of the Company’s credit profile was another important indicator of TCF’s success.  The Committee believed that the combination of the two described criteria allowed for an appropriate assessment of management’s performance because it required a distinctive review of improvement in credit quality, which has historically been driven by real estate losses on loans made prior to 2009, without having such losses overshadow management’s efforts to improve other aspects of the Company’s performance which are not tied directly to credit quality.

2013 Peer Group.  For 2013, the Committee elected to include in TCF’s peer group all publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion as of September 30, 2012 that reported at least one quarter of fiscal 2013 earnings results by January 31, 2014.

Size of 2013 Annual Cash Incentive.  Under the 2013 MIP, the Named Executives were eligible to receive a cash incentive award not to exceed 200% of base salary based on the achievement of the performance goals described above under “2013 Performance Goals,” subject to downward adjustment at the discretion of the Committee.  The potential size of the annual cash incentive was set at 200% of base salary, the level at which it had been set from 1997 to 2008, in recognition of the Named Executives’ challenges in the current environment and to provide the Committee with greater flexibility to reward superior performance.  The Committee adopted a tiered annual cash incentive structure in order to provide Named Executives with increasing compensation opportunities depending upon the level of Company performance.

In early 2014, the Committee determined that TCF’s pre-tax, pre-provision return on average assets was in the first quartile of the 2013 Peer Group.  In addition, the Committee determined that non-performing assets and provision for loan and lease losses were $130.5 million and $129.1 million, or 27.4% and 52.2% lower than the comparable 2012 measurements, respectively, representing significant improvements in TCF’s credit performance.  As a result, each of the Named Executives was eligible to receive an annual cash incentive award of up to 200% of base salary under the 2013 MIP.  Based on these significantly improved results, and individual performance, including in the case of Mr.  Cooper the filling of key management roles and the termination of the BSA Consent Order by the OCC, the Committee awarded annual cash incentives to each of the Named Executives in the amount of 200% of base salary.

The Committee can award discretionary bonuses to Named Executives outside of the MIP.  The Committee did not award any such bonuses to the Named Executives for 2013 performance, and has not done so since 2009.

2014 Performance Goals.  In January 2014, the Committee approved the 2014 MIP, effective for services beginning on January 1, 2014.  Under the 2014 MIP, participants will be eligible to receive annual cash incentive awards not to exceed 200% of their base salary based on the following criteria:

·                  Pre-tax, Pre-Provision Return on Average Assets (100%).  The participant is eligible to receive a cash incentive of an amount not to exceed:

¡                 50% of base salary if pre-tax, pre-provision return on average assets for 2014 is in the second quartile of the 2014 Peer Group (defined below under “Analysis of Tools the Committee Uses – Peer Group Comparative Analysis – 2014 Peer Group”); or

¡                 100% of base salary if pre-tax, pre-provision return on average assets for 2014 is in the first quartile of the 2014 Peer Group.

·                  Non-Performing Assets and Provision for Loan and Lease Losses (100%).  The participant is eligible to receive a cash incentive of an amount not to exceed:

¡                 100% of base salary if both (i) non-performing assets as a percentage of total loans and leases plus other real estate owned is below 2.17% at December 31, 2014 and (ii) the portion of provision for loan and lease losses attributable to charge-offs is no greater than 0.80% of average loans and leases for the year ending December 31, 2014; or

¡                 50% of base salary if either (i) non-performing assets as a percentage of total loans and leases plus other real estate owned is below 2.17% at December 31, 2014, or (ii) the portion of provision for loan and lease losses attributable to charge-offs is no greater than 0.80% of average loans and leases for the year ending December 31, 2014.

Pre-tax, pre-provision return on average assets, non-performing assets and provision for loan and lease losses will be calculated as provided in the Performance-Based Compensation Policy, and shall exclude extraordinary items.  Pre-tax, pre-provision return on average assets, non-performing assets, provision for loan and lease losses, charge-offs, and the amount of loans and leases shall be calculated excluding results from any businesses newly acquired or commenced by TCF during 2014.  Charge-offs shall be calculated as the gross amount of loan or lease balance either partially or fully charged off as bad debt, less recoveries collected from previous charge-offs.

The Committee selected the pre-tax, pre-provision return on average assets performance metric for 2014 because it continues to believe that the Company’s ability to generate capital and profits relative to its total assets and as compared to its peers that are operating in the same environment and under the same constraints is a good indicator of success.  The Committee believes that it is appropriate to eliminate the effect of taxes because the performance goal is relative to the performance of other banks, and different banks in the 2014 Peer Group will be differently impacted by taxes.  The Committee believes that it is appropriate to eliminate the effect of the provision for loan and lease losses on net income because the amount of provision for loan and lease losses, along with the levels of non-performing assets, will be analyzed under separate metrics.  The Committee also selected non-performing assets and provision for loan and lease losses as performance metrics for 2014 because it believes that continued strong performance of the Company’s credit metrics continues to be an important indicator of TCF’s success.  These metrics were set at a level the Committee believes will represent further improvement of the Company’s credit metrics.  The Committee believes that the combination of these criteria will allow for an appropriate assessment of management’s performance, because it requires a review of credit quality, which has historically been driven by real estate losses on loans made prior to 2009, without having such losses preclude rewarding management’s improvements to other aspects of the Company’s financial performance.

2014 Peer Group.  For 2014, the Committee elected to include in TCF’s peer group all publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion as of September 30, 2013 that report at least one quarter of fiscal 2014 earnings results by January 31, 2015.

Size of 2014 Annual Cash Incentive.  In early 2014, the Committee approved the 2014 MIP for certain executives, including all of the Named Executives.  Under the 2014 MIP, the Named Executives are eligible to receive a cash incentive award not to exceed 200% of base salary based on the achievement of performance goals described above under “2014 Performance Goals.”  As always, the Committee will have the ability to reduce or eliminate the annual cash incentive for each executive in its discretion, which may include its subjective evaluation of TCF’s performance relative to its 2014 Peer Group, as well as evaluation of each Named Executive’s individual performance and risk management considerations.  If TCF does not achieve the threshold performance, no annual incentives will be paid under the 2014 MIP.

Long-Term Incentives

2013 Restricted Stock.  On January 24, 2013, the Committee awarded 19,142 shares of restricted stock each to Messrs. Dahl and Jasper.  The shares will vest in full on January 1, 2016.  All unvested shares will also vest upon a “change in control” (as defined in the award agreement).  In addition, a pro-rata portion will vest if Messrs. Dahl or Jasper dies, retires, or becomes “disabled” (as defined under Section 409A of the Code).  All unvested shares will be forfeited upon termination of employment for any other reason.  The shares of restricted stock are not entitled to dividends until they vest.  The amount and timing of restricted stock awarded to Messrs. Dahl and Jasper was subjectively determined by the Committee based on its consideration of several factors, including base salary, length of service, cumulative ownership of TCF Common Stock and quantity, amount, and vesting schedule of previous stock grants.

The Committee determined not to make any other equity awards in January 2013 due to the outstanding unearned performance-based restricted stock granted in 2012.  Although the Committee believes that the ROA performance levels will be difficult to attain, as demonstrated by the fact that they have not yet been earned, the Committee felt that they continue to provide meaningful incentives and continue to have significant retention value.  Because one-half of any award that is earned will generally be further deferred until two years after vesting, the Committee also believes that the awards further align the Named Executives’ interest with those of stockholders generally, while not encouraging excessive risk-taking.

2014 Restricted Stock.  On January 28, 2014, the Committee awarded 25,000 shares of restricted stock to Mr. Jones.  The shares will vest in full on February 1, 2019.  All unvested shares will also vest upon a “change in control” (as defined in the award agreement).  In addition, a pro-rata portion will vest if Mr. Jones dies, retires, or becomes “disabled” (as defined under Section 409A of the Code).  All unvested shares will be forfeited upon termination of employment for any other reason.  The shares of restricted stock are not entitled to dividends until they vest.  The amount and timing of the restricted stock awarded to Mr. Jones was subjectively determined by the Committee, with input from Mr. Cooper, based on its consideration of several factors, including base salary, length of service, cumulative ownership of TCF Common Stock and quantity, amount, and vesting schedule of previous stock grants, as well as Mr. Jones’ performance during TCF’s business transformation.

In addition, on March 10, 2014 in connection with the amendment and restatement of Mr. Cooper’s employment agreement to provide for a two-year extension of his current employment term to December 31, 2017 under which Mr. Cooper will serve as Chairman and CEO through December 31, 2015, or until such time as the Board appoints a successor, and as Chairman through December 31, 2017, and to expand the non-competition covenant discussed below, the Committee made a restricted stock award of 500,000 shares to Mr. Cooper.  Vesting of the award is subject to both achievement of a performance goal prior to January 1, 2018, and Mr. Cooper’s continued employment as set forth below.  The performance goal is the achievement of pre-tax, pre-provision return on average assets for any calendar year beginning with 2014 that is in the first or second quartile of the group of publicly traded banks and thrifts that have $10 billion to $50 billion in assets as of September 30 of the preceding year and report at least one quarter of earnings for such calendar year by January 31 of the following year.  If the performance goal is achieved prior to such time, 250,000 shares of restricted stock will vest on January 1, 2017, and 250,000 shares of restricted stock will vest on January 1, 2018, subject to Mr. Cooper’s continued employment on December 31, 2016 and December 31, 2017, respectively (the “Service Requirement”).  If the Company terminates Mr. Cooper’s employment without Cause or Mr. Cooper terminates for Good Reason (in each case as defined in the restricted stock award agreement), the Service Requirement will be waived and all 500,000 shares will vest if and when the performance goal is achieved.   A pro-rata portion of the award will vest if Mr. Cooper dies or becomes disabled.  In the event of a change in control, the performance goal achievement will be waived because it would be impossible to measure achievement of the performance goal for the Company as a part of a larger enterprise.  If, following a change in control, Mr. Cooper’s employment is terminated without Cause by the Company or its successor or for Good Reason by Mr. Cooper, all unvested shares will immediately vest.  Any of the restricted stock not vested prior to January 1, 2018 (except any stock that vests after such date based on certification of results for 2017 financial performance) will be forfeited on January 1, 2018.

In making this grant, the Committee recognized the vesting of Mr. Cooper’s restricted stock grant of 500,000 shares on January 1, 2014, and determined that a similar grant should be made to Mr. Cooper in connection with the two-year extension of the term of his employment agreement and the comprehensive post-employment, non-competition covenant.  Given the new business initiatives by the Company, the success in 2013 from the 2012 business transformation, planning for management succession, including the CEO position, and the expected continuing changes and challenges in the financial services industry to occur over the next several years, the Committee believes it is critical to retain Mr. Cooper and have the benefit of his experience, strategic thinking and guidance during this important period.  Once vested, the shares of restricted stock will be distributed to Mr. Cooper.  The shares of restricted stock are not entitled to dividends until they vest.

Employment Agreements

Amended and Restated CEO Employment Agreement.  On February 19, 2013, TCF and Mr. Cooper entered into an employment agreement that superseded his previous agreement and provided Mr. Cooper with contractual rights in line with those provided to Messrs. Dahl and Jasper (see below).  Mr. Cooper’s salary and the term of his contract were not changed.  The Committee felt it was important to provide Mr. Cooper with severance terms that were competitive with the market based on the Committee’s general understanding of compensation practices at that time and in line with those received by the other two executives.

On March 10, 2014, TCF and Mr. Cooper amended and restated his employment agreement to extend the term for two additional years to December 31, 2017.   Mr. Cooper will serve as Chairman and CEO through December 31, 2015, or until such time as the Board appoints a successor, and as Chairman through December 31, 2017.  After the later of December 31, 2015, or such date that he ceases to serve as CEO, his annual salary will be $500,000 and he will not be eligible for an annual cash incentive.  The amended and restated employment agreement also (i) expanded the post-employment, non-competition covenant by Mr. Cooper preventing him from competing in the financial services industry for three years after termination of his employment for any reason, except for his continued involvement with C Financial Corporation (including Cooper State Bank), or a successor entity if the successor has less than $500 million of total assets; and (ii) provided for reduced severance payments to Mr. Cooper after the later of December 31, 2015, or such date that Mr. Cooper ceases to serve as CEO.

Employment Agreements of Other Named Executives.  On February 19, 2013, TCF entered into employment agreements with Messrs. Dahl and Jasper.  Messrs. Dahl and Jasper will receive base salaries of at least $550,000 for the term of the agreement, which runs through December 31, 2015.  The Committee believes that Messrs. Dahl and Jasper are critical to the Company’s long-term success and decided to enter into employment agreements with each of them as a retention tool.

See “Elements of Executive Compensation – Other Forms of Compensation – Payments in the Event of Termination” in this CD&A for a discussion of severance benefits under the employment agreements with Messrs. Cooper, Jasper and Dahl.

Elements of Executive Compensation

Overview.  The Committee uses a variety of compensation elements to achieve its overall compensation goals, including base salary, annual cash incentives and long-term incentives (restricted stock and stock options).  This balanced use of the various elements not only rewards executives for performance, but discourages excessive risk-taking within the organization.  The Committee believes that above average Company financial performance should be rewarded through the use of variable elements of compensation such as annual cash incentives, restricted stock and stock option awards.  While the amount and percentage of long-term incentives are not formally tied to base salary, annual cash incentives are expressed as a percentage of base salary, and so the potential size of such awards also increase with increases in base salary.  The Committee has a variety of performance goals available for use with annual cash incentives and long-term incentives to ensure that Named Executives do not become overly focused on a single measure of the Company’s performance.

The Committee reviews executive compensation at least annually in light of the Committee’s compensation objectives.  The Committee compares TCF’s levels of base salary, total direct compensation (defined as base salary plus annual cash incentive), long-term incentive and aggregate total compensation with that of TCF’s peer group.  A discussion of the tools that aid the Committee in making compensation decisions, including tally sheets, peer group comparative analysis and the annual compensation analysis by Towers Watson is found below under “Analysis of Tools the Committee Uses.” The peer groups used by the Committee are identified below under “Analysis of Tools the Committee Uses – Peer Group Comparative Analysis.”

Base Salary

Objective of Base Salary.  Base salary is a fixed component that is intended to provide a competitive level of compensation necessary to attract and retain highly qualified executives.

Determination of Base Salary.  The Committee reviews base salary market practices at least annually through the use of a peer group comparative analysis and an analysis prepared by its compensation consultant, Towers Watson.  Although the Committee does not seek to use peer group data to benchmark executive compensation, the Committee generally attempts to set base salaries at levels which it believes are appropriate to attract and retain highly qualified executives.  The Committee reviews the base salaries of the Named Executives, both in the aggregate, as compared to the aggregate amounts paid to named executive officers at each peer group company, and individually, as compared to the named executive officer at each peer group company with the same relative pay ranking.  The Committee infrequently adjusts base salaries, generally only doing so when it subjectively determines that adjustments are appropriate in light of market practices, to foster internal pay equity or in conjunction with the assumption of increased responsibilities.

Annual Cash Incentives

Objective of Annual Cash Incentives.  The annual cash incentive award program is designed to reward Named Executives for achieving short-term financial objectives that can potentially have a long-term financial impact on stockholder value.  Performance-based cash incentives awarded under the Performance-Based Compensation Policy are designed to meet the requirements for tax deductibility as “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Determination of Annual Cash Incentives.  Annual cash incentive awards under the Performance-Based Compensation Policy are contingent upon the Company achieving a predetermined performance goal.  The performance goal is based on one or more performance criteria chosen by the Committee from a list of measures approved by TCF’s stockholders.  For the 2013 MIP, each Named Executive was eligible to receive an award equal to 200% of base salary, subject to reduction in the Committee’s discretion, including its subjective evaluation of Company and individual performance.  For the 2014 MIP, each Named Executive will be eligible to receive a cash incentive not to exceed 200% of base salary based on the achievement of certain performance goals, subject to reduction in the Committee’s discretion, including its subjective evaluation of Company and individual performance.  In accordance with the terms of the Performance-Based Compensation Policy, the Committee may

eliminate the effect of certain extraordinary items set forth in the Performance-Based Compensation Policy in determining the level of performance achieved under the policy.

Long-Term Incentives

Objectives of Long-Term Incentives.  Long-term incentives are designed to align the interests of executives with those of the Company’s stockholders, and to retain and motivate talented executives in this continued challenging environment.  The Committee believes that having in place unearned or unvested awards better aligns management’s interests with stockholder value and discourages executives from sacrificing long-term objectives for short-term compensation.  As of March 12, 2014, 93.8% of outstanding unvested long-term awards to Named Executives have performance criteria associated with them that must be met in order for the awards to vest.  In addition, as of March 12, 2014, 32.1% of the shares underlying all outstanding unvested long-term incentive awards to Named Executives were subject to additional deferral periods following vesting, which the Committee has used to further align the value of the award to the executive with the long-term performance of TCF Common Stock.

The long-term incentives are equity-based and are provided under the TCF Financial Incentive Stock Program, a stockholder-approved plan.   The Incentive Stock Program permits TCF to grant a variety of equity-based awards, including restricted stock and stock options, although stock options have not been granted since 2008.  Performance-based stock awards are intended to meet the requirements for tax deductibility as “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Timing and Determination of Long-Term Incentives.  The timing of these awards is based in part on the status of existing unvested awards.   The Committee will consider granting a new award when a previously unvested award is about to vest or be forfeited or if the Committee determines, in its subjective judgment, that further opportunity for stock ownership is appropriate.  The Committee approves periodic discretionary awards upon recommendation of the CEO, except in the case of the CEO’s own awards.  The size and form of these awards is determined by the Committee based on a number of factors, including its evaluation of market practice (through use of the peer group comparative analysis and the Towers Watson analysis), base salary, length of service, ownership of TCF Common Stock and quantity, amount, and vesting schedule of previous grants.  The awards may be granted subject to achievement of one or more performance criteria chosen by the Committee from a list of measures approved by TCF’s stockholders.  The Committee does not target a specific number of shares, but believes that executives should own enough unearned or unvested TCF Common Stock to create a strong focus on long-term stockholder value, while not encouraging excessive risk-taking or excessive focus on short-term goals.

Other Forms of Compensation

Retirement and Other Benefits.  The Committee believes that benefits are an important aspect of TCF’s ability to attract and retain quality employees, and believes TCF’s benefits programs are consistent with market practices (based on its review of the peer group comparative analysis and the Towers Watson analysis).  Benefits such as the service-weighted match formula of the TCF Employees Stock Purchase Plan (“ESPP”) are designed to serve as a retention tool for the Company.   Each Named Executive generally has access to those benefits provided to all full-time employees.  The benefits received by a Named Executive as a full-time employee has no impact on the amount of other elements of compensation awarded to the Named Executive.

ESPP and ESPP-Supplemental Plan.  TCF’s ESPP offers matching contributions made by the Company on the first 6% of pay contributed after the employee’s first year of service.  The match percentage is based on an employee’s length of service with TCF.  The plan qualifies as an employee stock ownership plan and qualified tax or deferred compensation plan (“401(k) Plan”) under the Code.  In combination with the ESPP-Supplemental Plan, each Named Executive may contribute the same percentage of pay as any employee generally and receives the same match percentage based on length of service with TCF or its subsidiaries.

The Code limits the amount of employee contributions and Company matching contributions under the ESPP for certain individuals, including each Named Executive.  The Company created the ESPP-Supplemental Plan, a nonqualified supplemental plan, which was approved by stockholders in 2006 to address these limitations.  For the approximately 272 participants as of January 31, 2014, all amounts contributed over the ESPP Plan limit are credited to the ESPP-Supplemental Plan, the operation of which generally mirrors the ESPP.  The Committee believes the

ESPP-Supplemental Plan provides fairness to select highly compensated employees by allowing them to contribute the same percentage of pay as other employees and receive the corresponding employer matching contributions.

Pension Benefits.  TCF discontinued pay credits to its pension plan in 2006.  Pension benefits are disclosed below in the “Pension Benefits in 2013” table and described in the narrative following that table.

Insurance Benefits.  Named Executives are eligible for the same group medical, dental, life insurance and other similar benefits that are generally available to TCF full-time employees.

Payments in the Event of Termination.   In early 2013, TCF entered into employment agreements with Messrs. Cooper, Dahl, and Jasper.  As part of these employment agreements, the Committee adopted potential severance payment triggers and corresponding payment amounts.  The Committee consulted with its compensation consultant, Towers Watson, to develop trigger and payout amounts that it believed were consistent with market practices generally at the time it entered into the agreements.  In addition, in March 2014, TCF and Mr. Cooper amended and restated his employment agreement to provide for reduced severance payments to Mr. Cooper after the later of December 31, 2015, or such date that Mr. Cooper ceases to serve as CEO.  The employment agreements provide for the following severance benefits:

Cash Termination Payments for Mr. Cooper *
Severance Trigger	While Serving as CEO	While Not Serving as CEO	Cash Termination Payments for Messrs. Jasper and Dahl
Termination by TCF Without Cause Absent a Change of Control	3x base salary	3x base salary	2x base salary
Termination by TCF Without Cause Following a Change of Control	3x the sum of base salary and annual cash incentive (stipulated to equal base salary)	3x base salary	2x the sum of base salary and annual cash incentive (stipulated to equal base salary)
Termination by Executive for Good Reason Absent a Change of Control	3x base salary	3x base salary	2x base salary
Termination by Executive for Good Reason Following a Change of Control	3x the sum of base salary and annual cash incentive (stipulated to equal base salary)	3x base salary	2x the sum of base salary and annual cash incentive (stipulated to equal base salary)

* Mr. Cooper is eligible to receive the severance benefits for serving as CEO through the later of December 31, 2015 or the date that he ceases to serve as CEO.

Additionally, at each participant’s election, TCF will pay the monthly premiums for COBRA coverage for up to twelve months.  As used in connection with these employment agreements, the terms “Cause,” “Good Reason,” and “Change of Control” have the meanings provided under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Employment Agreements.”

A quantification and description of the benefits payable to Mr. Cooper and each other Named Executive under various change in control and termination scenarios assumed to have occurred on December 31, 2013 are provided below under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

Perquisites.  Perquisites received by Named Executives include use of Company-owned or -leased automobiles, club memberships, executive physicals, life insurance, incentive trips, matching charitable contributions, and tax return preparation.  Mr. Cooper receives personal use of the Company airplane.  Mr. Cooper may also approve personal use of the Company airplane by other Named Executives on a case-by-case basis.  The purpose of these perquisites is to provide additional benefits, reduce security risks and enhance scheduling and efficient use of the Named Executives’ time.  The Committee periodically reviews TCF’s perquisites program.

Roles and Responsibilities of the Committee and Management

in Establishing Executive Compensation

The Committee is responsible for discharging the Board’s responsibilities with respect to compensation of each executive officer, including the CEO and each other Named Executive.  Following the end of the calendar year, the Committee reviews the Company’s financial results for the previous year to determine if performance targets have been achieved for purposes of performance-based compensation for each executive officer, including each Named Executive, and to make other compensation decisions.

The CEO makes recommendations to the Committee concerning all elements of compensation for each executive officer, including each Named Executive.  The CEO reviews the performance of each other executive officer, including each Named Executive, future management changes and other matters relating to compensation with the Chair of the Committee regularly on an informal basis.  Other executive officers, including the other Named Executives, generally do not make recommendations to the Committee concerning their own compensation, although they may provide the CEO with information used to support a recommendation to the Committee, such as an individual’s proposed goals, performance against those goals, and information concerning the structure of their compensation.

Compensation decisions by the Committee are subjective and are based upon evaluation of an individual’s overall performance and are not based on a statistical or formulaic analysis of particular results or criteria.  Rather, the Committee considers overall performance in areas of responsibility, management and communication skills, department objectives, leadership qualities, innovation and creative abilities, risk controls and difficulties encountered in achieving results in light of industry conditions.  Taking the CEO’s recommendations into consideration, the Committee then establishes the compensation levels, annual cash incentive amounts and long-term incentive awards, if any, for each other Named Executive.  A similar process is followed by the Committee in determining the compensation for the CEO.

Analysis of Tools the Committee Uses

The Committee uses tally sheets, an annual peer group comparative analysis, an annual compensation analysis prepared by Towers Watson, a perquisite report, and total TCF Common Stock ownership data to determine whether the objectives of the Company’s executive compensation policies are being met.  The Committee used the following tools in making the compensation decisions described above under “Key Decisions Made by the Committee in 2013 and Early 2014.”

Tally Sheets.  The tally sheets show total compensation payable to each Named Executive in the event of various termination and change in control scenarios.  The tally sheets, together with the total compensation data from the peer group comparative analysis, provide a complete picture of the principal elements of executive compensation.  The Committee considers the tally sheet information, together with the peer group comparative analysis and Towers Watson analysis described below, to subjectively determine the amount and form of compensation and benefits to be awarded to each Named Executive.

Peer Group Comparative Analysis.  The peer group comparative analysis measures the relationship between the compensation for each Named Executive and TCF’s financial performance relative to its peers.  The peer group companies are ranked by financial performance for the relevant year.  A portion of the annual cash incentive of each Named Executive under the 2013 MIP and 2014 MIP depends on TCF’s performance relative to TCF’s peer group based on predetermined objective measures.  The Committee considers the peer group comparative analysis when making subjective determinations regarding the amount and form of compensation and benefits paid to each Named Executive.  The Committee does not benchmark compensation against the peer group, nor does it tie such compensation to a specific percentile of the peer group.  However, the Committee believes that there should be a relationship between the compensation paid to each Named Executive and TCF’s relative financial performance.  The Committee reviews the peer group comparative analysis to ensure that the compensation of each Named Executive sufficiently depends on TCF’s relative financial performance, and makes adjustments to compensation as it deems appropriate.

2013 Peer Group.  The peer group for 2013 consists of all publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion as of September 30, 2012 that reported at least one quarter of fiscal 2013 earnings results by January 31, 2014 (the “2013 Peer Group”), including: New York Community Bancorp, Inc.; Hudson City Bancorp, Inc.; Popular, Inc.; First Niagara Financial Group, Inc.; First Republic Bank; People’s United

Financial, Inc.; BOK Financial Corporation; City National Corporation; Synovus Financial Corp.; First Horizon National Corporation; Associated Banc-Corp; Cullen/Frost Bankers, Inc.; East West Bancorp, Inc.; SVB Financial Group; First Citizens BancShares, Inc.; Commerce Bancshares, Inc.; Webster Financial Corporation; Hancock Holding Company; Susquehanna Bancshares, Inc.; Astoria Financial Corporation; Wintrust Financial Corporation; EverBank Financial Corp; Signature Bank; Fulton Financial Corporation; Valley National Bancorp; First National of Nebraska, Inc.; Flagstar Bancorp, Inc.; FirstMerit Corporation; Prosperity Bancshares, Inc.; Bank of Hawaii Corporation; UMB Financial Corporation; PrivateBancorp, Inc.; BancorpSouth, Inc.; First BanCorp; BankUnited, Inc.; IBERIABANK Corporation; Washington Federal, Inc.; International Bancshares Corporation; F.N.B. Corporation; Umpqua Holdings Corporation; TFS Financial Corporation (MHC); Investors Bancorp, Inc. (MHC); Cathay General Bancorp; and Central Bancompany, Inc.

2014 Peer Group.  The peer group for 2014 will consist of all publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion as of September 30, 2013 that report at least one quarter of fiscal 2014 earnings results by January 31, 2015 (the “2014 Peer Group”), which may include: New York Community Bancorp, Inc.; Hudson City Bancorp, Inc.; Popular, Inc.; First Niagara Financial Group, Inc.; First Republic Bank; People’s United Financial, Inc.; BOK Financial Corporation; City National Corporation; Synovus Financial Corp.; First Horizon National Corporation; Associated Banc-Corp; Cullen/Frost Bankers, Inc.; East West Bancorp, Inc.; SVB Financial Group; First Citizens BancShares, Inc.; Commerce Bancshares, Inc.; Webster Financial Corporation; Hancock Holding Company; Susquehanna Bancshares, Inc.; Astoria Financial Corporation; Wintrust Financial Corporation; EverBank Financial Corp; Signature Bank; Fulton Financial Corporation; Valley National Bancorp; First National of Nebraska, Inc.; Flagstar Bancorp, Inc.; FirstMerit Corporation; Prosperity Bancshares, Inc.; Bank of Hawaii Corporation; UMB Financial Corporation; PrivateBancorp, Inc.; BancorpSouth, Inc.; First BanCorp; BankUnited, Inc.; IBERIABANK Corporation; Washington Federal, Inc.; International Bancshares Corporation; F.N.B. Corporation; Trustmark Corporation; Umpqua Holdings Corporation; TFS Financial Corporation (MHC); Investors Bancorp, Inc. (MHC); Cathay General Bancorp; Texas Capital Bancshares, Inc.; and Central Bancompany, Inc.

Towers Watson Analysis.  The Committee has engaged Towers Watson annually since 1991 to compare TCF’s compensation with the selected peer group to determine: (1) whether and to what extent the overall level of total compensation for each Named Executive was aligned with financial performance and (2) whether, in its view, TCF’s compensation levels were appropriately aligned with financial performance based on the peer group data.  The analysis measures base salary, annual cash incentives, and long-term incentives for the five highest-paid executives for each peer group institution, and for TCF, based on information obtained from proxy statements.  The peer group institutions are then ranked by aggregate total compensation, defined as the sum of base salary, annual cash incentives and long-term incentives (restricted stock and stock options).  Towers Watson also provides the Committee with guidance on compensation trends.

June 2013 Review of Compensation for Named Executives as a Group.  The June 2013 review was based on executive compensation data for calendar year 2012 for both TCF and the 2013 Peer Group.  Since the review focused on 2012 compensation, Neil Brown, TCF’s former Chief Risk Officer was included in the analysis and Mr. Winslow was excluded.   Mr. Brown and the Named Executives, excluding Mr. Winslow, are referred to as the “2012 Named Executives.”  Three of the 44 companies from the 2013 Peer Group other than TCF were excluded from this review, Central Bancompany and First National of Nebraska, because they do not publicly disclose executive pay levels, and International Bancshares Corp, because they only disclose compensation amounts for three executives.

TCF’s relative performance for 2012 ranked below the mean of the 2013 Peer Group for Return on Common Equity (34th out of 43) and Return on Assets (36th out of 43).  Towers Watson noted, however, that TCF’s business transformation in 2012, including the balance sheet repositioning and implementation of new Chapter 7 bankruptcy guidance, affected TCF’s results and the performance comparison to peers.  The positive impact of this business transformation is shown in TCF’s total stockholder return for 2012, which ranked 14th out of the 43 companies, and TCF’s pre-tax, pre-provision return on average assets, which ranked 5th out of the 43 companies.

For the 2012 Named Executives as a group:  (i) 2012 base salaries ranked 9th of 42; (ii) total cash compensation (base salary plus annual cash incentive) ranked 38th of 42;  (iii) long-term incentives (grant date fair value of long-term awards granted during 2012) ranked 1st of 42; and (iv) total compensation (total cash compensation plus long-term incentives) ranked 3rd of 42.  TCF ranked in the lower half of the of the 2013 Peer Group for total cash compensation, and near the top in long-term incentive compensation and total compensation, demonstrating TCF’s continued emphasis on long-term incentive compensation.

June 2013 Review for Certain Named Executives.  The Committee also compared TCF’s compensation of certain Named Executives, including both base salary and aggregate total compensation, to the named executive officer at each peer group company with the same relative pay ranking.  The comparative rankings of the Named Executive for base salary, total cash compensation, long-term incentives and total compensation were:

Name	Base Salary	Total Cash Compensation	Long-Term Incentives	Total Compensation
William A. Cooper	5th	34th	1st	4th
Michael S. Jones	38th	42nd	2nd	2nd
Thomas F. Jasper	29th	41st	3rd	8th
Craig R. Dahl	15th	40th	1st	1st

TCF’s use of performance-based long-term incentive awards demonstrates TCF’s pay-for-performance philosophy, since the awards made in 2012 have not vested and will only vest if TCF achieves certain performance measures.  The awards also demonstrate TCF’s commitment to aligning the long-term interests of Named Executives with stockholders because a portion of the awards are subject to further deferral upon vesting. TCF’s total cash compensation for 2012 ranks near the bottom of the 2013 Peer Group because no annual cash incentives were paid to Named Executives for 2012 performance.

Annual Perquisite Report.  The Committee annually reviews a report of executive perquisites.  The Committee uses the report to determine, in its own judgment, whether perquisites for TCF’s executives are reasonable.  The Committee will reduce or eliminate any perquisite if it is determined that the perquisite, or total perquisites, are excessive based on its judgment of industry norms.

Stock Ownership Data.  On January 17, 2012, the Board adopted Stock Ownership Guidelines for the Directors, the CEO, the other Named Executives and certain other executives of TCF.  The Stock Ownership Guidelines provide that the CEO is expected to own shares of TCF Common Stock worth an amount equal to five times his base salary and each other Named Executive is expected to own shares of TCF Common Stock equal to three times his base salary.

All shares of TCF Common Stock owned directly or indirectly by a Named Executive will be considered in determining whether the Stock Ownership Guidelines have been met, including restricted stock (vested and unvested) and shares held in the ESPP and ESPP-Supplemental Plan.  Stock options will not count towards the Stock Ownership Guidelines.  The shares of TCF Common Stock are valued at the higher of fair market value or the executive’s cost basis.

The Named Executives have until the later of January 16, 2017, or the fifth anniversary of his or her appointment to an executive officer position to reach the applicable target ownership level.  The Committee is responsible for monitoring the application of the Stock Ownership Guidelines and shall prepare and deliver a report to the Board annually.  Failure to meet, or in unique circumstances, to show sustained progress toward meeting the Stock Ownership Guidelines as determined by the Committee, may result in an individual being required to retain all shares obtained through restricted stock vesting or the exercise of stock options.  Although the Stock Ownership Guidelines are not effective for any of the Named Executives until January 2017, as of February 24, 2014, each Named Executive owned a sufficient number of shares of TCF Common Stock to be in compliance with the Stock Ownership Guidelines.

The Committee adopted the Stock Ownership Guidelines because it believes that it is in the best interest of TCF and its stockholders to further align the long-term financial interests of executive management with those of TCF’s stockholders by encouraging stock ownership among its executives.  The Board believes that executive stock ownership demonstrates a long-term commitment to the growth and profitability of TCF.

TCF’s Insider Trading Policy prohibits Directors and employees, including executive officers, from hedging the economic risk of ownership of any TCF securities they own, and requires prior approval from the General Counsel before any Director or employee, including executive officers, pledges any TCF securities.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation paid to the Named Executives to $1 million annually.   Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit.  Thus, amounts paid under TCF’s annual cash incentives, grants of stock options, and

grants of performance-based restricted stock will generally be fully deductible for tax purposes.   Salary and service-based restricted stock awards are subject to the $1 million deduction limit.  As a result, approximately $500,000 of Mr. Cooper’s annual salary for 2013 will not be deductible.  TCF considers the tax deductibility of any element of executive compensation as a factor in its overall compensation program.  It is TCF’s intent to qualify most compensation paid to the Named Executives for deductibility under the limits under Section 162(m) of the Code in order to maximize its income tax deductions.  However, the Committee may, as it has from time to time, approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in the best interest of TCF stockholders for such compensation to be paid.

Recovery (“Clawback”) of Performance-Based Compensation

The Public Company Accounting Reform and Investor Protection Act (“Sarbanes-Oxley”) requires recovery of certain compensation from the Principal Executive Officer and the Principal Financial Officer in the event of a restatement of financial results due to misconduct.  The Audit Committee is responsible for determining if annual cash incentive or long-term incentive compensation paid to the Principal Executive Officer or the Principal Financial Officer should be recovered in the event of a restatement.  The employment agreements of Messrs. Cooper, Dahl, and Jasper set forth their obligations to comply with these provisions of Sarbanes-Oxley.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 created further obligations on companies to adopt mandatory clawback policies.  The SEC will direct the national securities exchanges and associations to amend their listing standards to require that every listed company adopt a compensation recovery policy which includes a clawback policy to recover any incentive-based compensation paid out based on erroneous financial information reported.  Following an accounting restatement due to material noncompliance with any financial reporting requirements, companies must seek repayment from any current or former executive officer of any incentive-based compensation (including stock options) paid during the three-year period preceding the date that the company is required to prepare the accounting restatement.  There are a number of areas that require clarification and TCF expects to adopt a compensation recovery policy once the NYSE has clarified these issues and amended its listing standards.

Compensation Policies and Practices as They Relate to Risk Management

Annually, the Committee performs a review of TCF’s incentive compensation policies and practices for its senior executive officers and others, individually or in the aggregate, who may have the potential to expose the Company to material levels of risk.  The Committee bases this review in part on an analysis of such compensation arrangements by TCF’s incentive compensation risk officer.  The analysis and the Committee’s review consider, among other things, the balance between short-term and long-term components of incentive compensation for the senior executive officers, the factors used to determine eligibility for an award in the case of annual cash incentives, terms of vesting in the case of long-term incentive awards to the senior executive officers, risk management considerations, and how these elements relate to TCF’s most significant risks.  In the case of senior executive officers, the Committee places significance on its ability to reduce or withhold an award if it determines that the executive incurred excessive risk.  Based on these reviews, the Committee determined that the risks arising from TCF’s incentive compensation arrangements, and its compensation policies and practices generally, are not reasonably likely to have a material adverse effect on TCF.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management.  Based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in TCF’s proxy statement.

BY THE COMMITTEE:

Vance K. Opperman, Chair	Raymond L. Barton	William F. Bieber
	Theodore J. Bigos	Gerald A. Schwalbach

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table (the “Summary Compensation Table”) identifies the cash and non-cash compensation awarded to or earned by the Named Executives in 2013, 2012, and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation (2) ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings (3) ($)	All Other Compen- sation (5) ($)	Total ($)
William A. Cooper	2013	$1,500,000	-	-	-	$3,000,000	$5,681	$276,337	$4,782,018
Director, Chairman and CEO (Principal Executive Officer)	2012	$1,500,000	-	$4,493,750	-	-	$36,215	$237,184	$6,267,149
	2011	$950,000	-	$6,660,000	-	$950,000	$31,278	$313,901	$8,905,179
Michael S. Jones (4)	2013	$300,000	-	-	-	$600,000	-	$21,831	$921,831
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2012	$300,000	-	$1,198,714	-	-	-	$32,039	$1,530,753
Thomas F. Jasper	2013	$549,808	-	$238,622	-	$1,100,000	-	$48,476	$1,936,906
Director, Vice Chairman and Executive Vice President, Funding, Operations and Finance	2012	$500,000	-	$2,246,875	-	-	$3,683	$71,579	$2,822,137
	2011	$450,000	-	$968,000	-	$450,000	-	$53,371	$1,921,371
Craig R. Dahl	2013	$549,808	-	$238,622		$1,100,000	-	$43,756	$1,932,186
Director, Vice Chairman and Executive Vice President, Lending	2012	$500,000	-	$2,246,875	-	-	$607	$68,548	$2,816,030
	2011	$450,000	-	$484,000	-	$450,000	$469	$68,572	$1,453,041
					-
Barry N. Winslow (4)	2013	$450,000	-	-	-	$900,000	-	$61,948	$1,411,948
Director and Vice Chairman, Corporate Development	2012	$450,000	-	$267,171	-	-	$8,959	$71,190	$797,320
	2011	$450,000	-	$666,000	-	$400,000	$8,320	$41,185	$1,565,505

(1)       The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the Named Executive.  The amount consists of restricted stock awards and performance-based restricted stock awards at grant date fair value computed in accordance with FASB ASC Topic 718, as further discussed in the narrative below.  The fair value of the 2012 performance-based restricted stock awards is based on the maximum payout under the awards. The 2012 performance-based restricted stock awards made to Messrs. Cooper, Dahl, Jasper, and Jones were deferred into the Deferred Stock Plan.  None of the restricted stock awards are entitled to dividends until the awards vest.  TCF’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 15 of the Notes to Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)       Non-equity incentive plan compensation represents any awards in recognition of achievement of performance goals under TCF’s Management Incentive Plan (“MIP”) for the applicable year.  For 2013, the Named Executives earned awards of 200% of base salary as further described in the CD&A under “Key Decisions Made by the Committee in 2013 and Early 2014 – Annual Cash Incentives – 2013 Performance Goals, and Size of 2013 Annual Cash Incentive.”

(3)       Amounts shown reflect only the change in pension value.  Mr. Jones joined the Company after June 30, 2004 and therefore is not a participant in the Pension Plan.  Although the amounts shown for Messrs. Jasper, Dahl, and Winslow are zero, the actual changes in pension value for each was $(3,839), $(1,095), and $(6,068), respectively.  Pay credits to the Pension Plan were discontinued effective April 1, 2006.  However, interest credits continue to be credited.  There were no above-market or preferential earnings on TCF’s nonqualified deferred compensation plans.

(4)    Mr. Jones was not a Named Executive in 2011 and Mr. Winslow was not a Named Executive in 2012.

(5)    Amounts shown in the “All Other Compensation” column for 2013 consist of the following:

		Employer Matching Contributions
Name	Perquisites (a)	ESPP Plan (b)	ESPP-Supplemental Plan (b)	Total
William A. Cooper	$186,337	$15,300	$74,700	$276,337
Michael S. Jones	$ 12,485	$ 7,650	$ 1,696	$ 21,831
Thomas F. Jasper	$ 15,488	$15,300	$17,688	$ 48,476
Craig R. Dahl	$ 10,768	$15,300	$17,688	$ 43,756
Barry N. Winslow	$ 34,948	$15,300	$11,700	$ 61,948

(a)     All of the Named Executives were eligible to receive the following perquisites, none of which individually exceeded $25,000 in 2013, except as set forth below: imputed life insurance, executive tax service, personal use of club memberships, incentive trips, personal use of company car, personal use of company aircraft, matching charitable contributions, and executive physical.  Mr. Cooper received personal use of company aircraft in the amount of $131,379 (calculated on a pre-tax basis).  This amount is the aggregate incremental cost of non-business travel use, as determined based on the average weighted cost of fuel and maintenance, crew travel expense, on-board catering expense, landing fees, trip-related hangar/parking costs, and smaller variable costs. In the event that a family member or guest accompanied him on a flight, the above amount also includes any incremental costs, such as on-board catering costs that may be associated with such travel.

(b)       Employer matching contributions to the ESPP were limited in 2013 to 100% of 6% of covered compensation up to the limit of $255,000 for employees eligible to participate in the ESPP-Supplemental Plan.  The balance of the employer matching contributions in 2013 was made to the ESPP-Supplemental Plan.

Employment Agreements

Provisions of the employment agreements of Messrs. Cooper, Dahl, and Jasper are described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Employment Agreements.” None of the other Named Executives has an employment agreement with TCF.

Amount of Salary and Bonus in Proportion to Total Compensation

The relationship of salary to the Named Executives’ total compensation will vary from year to year primarily depending on the amount of non-equity incentive compensation (annual cash incentive) and grant date fair value of stock awards, as discussed in the CD&A.

Grants of Plan-Based Awards in 2013

The following table shows awards to the Named Executives that were granted in 2013:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock (2) (#)	Value of Stock Awards (3) ($)
William A. Cooper	1/24/2013	$750,000	$1,500,000	$3,000,000	-	-
Michael S. Jones	1/24/2013	$150,000	$ 300,000	$ 600,000	-	-
Thomas F. Jasper	1/24/2013	$275,000	$ 550,000	$1,100,000	-	-
	1/24/2013	-	-	-	19,142	$238,622
Craig R. Dahl	1/24/2013	$275,000	$ 550,000	$1,100,000	-	-
	1/24/2013	-	-	-	19,142	$238,622
Barry N. Winslow	1/24/2013	$225,000	$ 450,000	$ 900,000	-	-

(1)    Represents range of possible payments under the MIP as described in the CD&A under “Key Decisions Made by the Committee in 2013 and Early 2014 – Annual Cash Incentives – 2013 Performance Goals” and “Elements of Executive Compensation – Annual Cash Incentives – Determination of Annual Cash Incentives” which were effective January 1, 2013.  The actual amount earned is presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.  The maximum amount reflects a payout of 200 percent of base salary.

(2)    Awards represent grants of service-based restricted stock made under the Incentive Stock Program.  The material terms of the awards are described in the CD&A under the heading “Key Decisions Made by the Committee in 2013 and Early 2014 – Long-Term Incentives – 2013 Restricted Stock.”  The awards will vest in full on January 1, 2016.  The shares of restricted stock are not entitled to dividends until the awards vest.

(3)    The grant date fair value of the awards made to Messrs. Jasper and Dahl is based on a value of $12.4659 per share.

Outstanding Equity Awards at December 31, 2013

The following table shows all equity awards that were outstanding at December 31, 2013 for each Named Executive:

		Option Awards				Stock Awards
	Year	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
Name	of Award	Exer- cisable(1)	Unexer- cisable	Price ($)	Expiration Date	Vested(2) (#)	Vested(3) ($)	Not Vested(4) (#)	Not Vested(3) ($)
William A. Cooper	2008	800,000	-	$12.85	8/1/2018	-	-	-	-
	2011	-	-	-	-	500,000	$8,125,000	-	-
	2012	-	-	-	-	-	-	500,000	$8,125,000
Michael S. Jones	2009	-	-	-	-	7,500	$ 121,875	-	-
	2010	-	-	-	-	3,000	$ 48,750	-	-
	2011	-	-	-	-	6,000	$ 97,500	-	-
	2012	-	-	-	-	25,000	$ 406,250	-	-
	2012	-	-	-	-	-	-	100,000	$1,625,000
Thomas F. Jasper	2008	141,000	-	$15.75	1/22/2018	-	-	-	-
	2011	-	-	-	-	100,000	$1,625,000	-	-
	2012	-	-	-	-	-	-	250,000	$4,062,500
	2013	-	-	-	-	19,142	$ 311,058	-	-
Craig R. Dahl	2008	225,000	-	$15.75	1/22/2018	-	-	-	-
	2011	-	-	-	-	50,000	$ 812,500	-	-
	2012	-	-	-	-	-	-	250,000	$4,062,500
	2013	-	-	-	-	19,142	$ 311,058	-	-
Barry N. Winslow	2008	200,000	-	$12.85	8/1/2018	-	-	-	-
	2011	-	-	-	-	50,000	$ 812,500	-	-
	2012	-	-	-	-	16,667	$ 270,839	-	-

(1)    The stock options vested in two installments:  50% on January 1, 2011 and the remaining 50% on January 1, 2012.

(2)    Represents restricted stock awards that vest as follows:  the 2009 award vested on January 1, 2014; the 2010 award to Mr. Jones will vest on April 1, 2015; the 2011 award to Mr. Jones will vest on April 1, 2016, and all other awards granted in 2011 vested on January 1, 2014. Generally, the 2011 awards that vested on January 1, 2014 are not distributable until the later of January 1, 2017 or six months following separation from service (as defined in the Deferred Stock Plan); however, they are immediately distributable upon the occurrence of a change in control, death, or disability.  The 2012 award to Mr. Jones will vest on January 1, 2017; the 2012 award to Mr. Winslow will vest pro-rata on January 1, 2014 and 2015.  The 2013 awards to Messrs. Jasper and Dahl will vest on January 1, 2016.

(3)    Market or payout value was determined using the year-end closing stock price of $16.25 per share.

(4)    One-half of the shares will vest following the first consecutive four-quarter period for which ROA averages 1.0% (the “First Performance Goal”).   The remaining shares will vest following the first consecutive four-quarter period commencing after the achievement of the First Performance Goal for which ROA averages 1.2%.  Upon any vesting of the 2012 performance-based restricted stock awards, 50% of the shares then vesting will be immediately distributed from the Deferred Stock Plan to the recipient, while the remaining 50% of the shares then vesting will remain in the Deferred Stock Plan until two years from the date of vesting or immediately upon a change in control of TCF, death or disability of the Named Executive.

Option Exercises and Stock Vested in 2013

The following table shows information for option exercises and vesting of stock awards in 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
William A. Cooper	-	-	-	-
Michael S. Jones	-	-	-	-
Thomas F. Jasper	-	-	-	-
Craig R. Dahl	-	-	-	-
Barry N. Winslow	-	-	8,333	$100,579

(1)    Amounts reflect the market value of TCF Common Stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the average of the high and low sales prices on the NYSE for TCF Common Stock on the vesting date.

Pension Benefits in 2013

The following table shows information on the defined benefit pension plan benefits of the Named Executives:

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
William A. Cooper (3)	Pre-1990 Plan Benefit	5.67	$269,995	$24,153
Michael S. Jones (4)	-	-	-	-
Thomas F. Jasper	Pension Plan	3.25	$ 22,570	-
Craig R. Dahl	Pension Plan	5.75	$ 70,658	-
Barry N. Winslow (5)	Pre-1990 Plan Benefit	3.58	$ 78,813	-

(1)    The number of years of credited service may be less than actual years of service with TCF or its subsidiaries because either the plan was not in effect or was frozen sometime during the Named Executive’s tenure with TCF or its subsidiaries.  None of the Named Executives was given credited service other than for their actual years of service with TCF or its subsidiaries.

(2)    All values shown are determined using interest rate and mortality assumptions consistent with those used in the Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2013; however, the Pre-1990 Plan Benefit (defined below) is provided under a nonparticipating group annuity contract which is not included in TCF’s Consolidated Financial Statements.  See “Material Information Regarding Pension Benefits,” which follows this table.

(3)    Mr. Cooper commenced his benefit following his retirement in 2005 and prior to returning to TCF as CEO in 2008.  Mr. Cooper received his entire benefit from the Pension Plan in 2006.

(4)    Mr. Jones joined TCF after June 30, 2004 and therefore is not a participant in the Pension Plan.

(5)       Mr. Winslow retired from TCF in 2007 and received his entire benefit from the Pension Plan in 2008 prior to his re-employment.

Material Information Regarding Pension Benefits

TCF maintains a pension plan for all employees hired prior to July 1, 2004.  Pay credits to such plan were discontinued as of April 1, 2006.  At the time pay credits were discontinued, all active employees were deemed 100% vested in their benefits.  Benefits accrued under two distinct formulas:  a traditional final average pay formula in effect prior to September 1, 1990 (the “Pre-1990 Plan Benefit”) and a cash balance formula in effect since September 1, 1990 under the Pension Plan.  Both plans are described below.

Pension Plan:  Cash Balance Formula – Post September 1, 1990 Benefit Accruals.  Benefits have been provided under a cash balance formula since September 1, 1990.  Monthly pay credits equal to the Applicable Percentage (based on the sum of age and years of service) multiplied by Certified Earnings (as defined below) were credited to the retirement accounts each month.  Pay credits were discontinued effective April 1, 2006.

The following table reflects the pay credits that were in effect for the periods indicated above each column:

Sum of the Participant’s age plus years of service on the last day of the month	Applicable Percentage
	Sept. 1, 1990 prior to Jan. 1, 2002	Jan. 1, 2002 prior to Jan. 1, 2004	Jan. 1, 2004 prior to Jan. 1, 2005	Jan. 1, 2005 prior to Jan. 1, 2006	Jan. 1, 2006 prior to April 1, 2006	Beginning on or after April 1, 2006
Under 30	2.5%	2.5%	2.5%	2.5%	2.5%	-
Under 34	2.5%	2.5%	-	2.5%	2.5%	-
Under 36	2.5%	2.5%	-	-	2.5%	0.0%
Under 38	2.5%	2.5%	-	-	-	-
Under 40	2.5%	-	-	-	-	-
30 but less than 32	-	-	2.6%	-	-	-
32 but less than 34	-	-	2.7%	-	-	-
34 but less than 36	-	-	2.8%	2.6%	-	-
36 but less than 38	-	-	2.9%	2.7%	2.6%	0.0%
38 but less than 40	-	2.6%	3.0%	2.8%	2.7%	0.0%
40 but less than 50	3.5%	3.5%	3.5%	3.5%	3.5%	0.0%
50 but less than 60	4.5%	4.5%	4.5%	4.5%	4.5%	0.0%
60 but less than 70	5.5%	5.5%	5.5%	5.5%	5.5%	0.0%
70 but less than 80	6.5%	6.5%	6.5%	6.5%	6.5%	0.0%
80 or more	7.5%	7.5%	7.5%	7.5%	7.5%	0.0%

Interest credits are credited to the retirement accounts using the average 5-year U.S. Government bond rate from the preceding calendar year plus 0.25%.  Interest credits continue after April 1, 2006.

Certified Earnings generally include earned income, wages, salaries, and fees (or other amounts) for services rendered in the course of employment.  Also included are annual cash incentives, commissions paid to salespersons, compensation for services on the basis of profits, commissions on insurance premiums, tips and bonuses (but not including payments for referrals), and any pre-tax contributions to the ESPP.  Restricted stock awards are not included in Certified Earnings.

Prior to the April 1, 2006 freeze, cash balance benefits became vested after five years of vesting service, being 0% vested beforehand.

The normal retirement date is age 65.  A participant is eligible for early retirement if termination occurs after attainment of age 55 with at least five years of vesting service.  A participant is eligible for vested terminated benefits if termination occurs after attainment of at least five years of vesting service.  In either case, distribution of the cash balance account balance can occur immediately upon termination.  The amount of the distribution depends upon the payment form elected and is actuarially equivalent to the account balance earned as of the date of distribution.  The normal payment form is the life-only annuity.  A variety of other payment forms are available (including the lump sum option), all equivalent in value if paid over an average lifetime.  Mr. Dahl is currently eligible for early retirement under the Pension Plan.  Mr. Dahl’s Pension Plan account balance at December 31, 2013 was $75,776.

The present value of the accumulated benefit displayed in the Pension Benefits table is the discounted value of the projected account balance at age 65 (projected with interest credits only).  The value of the accumulated benefit was determined using assumptions consistent with those used for 2013 financial reporting purposes under FASB ASC Topic 715, “Compensation – Retirement Benefits” (“Topic 715”) unless otherwise directed by Regulation S-K.   TCF’s accounting policy and assumptions for employee benefit plans are described in Note 16 of the Notes to Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2013.  Some of those assumptions are as follows:

·                  Benefits were assumed to commence at age 65;

·                  The assumed form of payment at distribution was the lump sum option;

·                  All benefits and present values are determined as of December 31, 2013, the plan’s Topic 715 measurement date;

·                  The discount rate used to determine present values was 3.0% at December 31, 2013;

·                  The rate of future interest credits used was a select and ultimate assumption starting at 1.0% for 2013 and phasing to 3.5% for 2017 and beyond; and

·                  No pre-retirement mortality, termination, retirement, or disability was assumed.

Pre-1990 Plan Benefit:  Final Average Earnings Formula – Pre September 1, 1990 Benefit Accruals.  The benefits accrued prior to September 1, 1990 were determined under a formula based on years of service and final average earnings, which is defined in the plan and is calculated based on a participant’s salary during the relevant period.  As of August 31, 1990, all benefit accruals under the pre-September 1, 1990 formula were frozen and benefits for all active employees were 100% vested.  A non-participating group annuity contract was purchased for all pre-September 1, 1990 benefits from Nationwide Life Insurance Company.  Nationwide is responsible for benefit payments for benefits earned under this formula.

The normal retirement date is age 65. A participant is eligible for early retirement if termination occurs after attainment of age 55 with at least five years of vesting service.  A participant is eligible for vested terminated benefits if termination occurs after attainment of at least five years of vesting service.  In either case, the participant may commence benefits as early as age 55.  The age 65 accrued benefit is reduced 4% for each year that benefits commence prior to age 65.  The normal payment form is the life only annuity.  A variety of other payment forms are available, all equivalent in value if paid over an average lifetime.  Mr. Winslow is currently eligible for early retirement under the pre-September 1, 1990 formula.  The monthly life-only benefit at age 65 would be $511.  Mr. Cooper is currently receiving payments from this plan.  The monthly life-only benefit for Mr. Cooper is $2,013.

Since a non-participating group annuity contract was purchased to provide these benefits, TCF is no longer required to, and does not, include the value of these benefits in its annual financial disclosure under Topic 715.  The present value of the accumulated benefit displayed in the Pension Benefits table is the discounted value of the life-only benefit to commence at age 65.  The present value of the accumulated benefit was determined using assumptions consistent with those otherwise used for cash balance plan financial reporting purposes under Topic 715 unless otherwise directed by Regulation S-K.  TCF’s accounting policy and assumptions for employee benefit plans are described in Note 16 of the Notes to Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2013.  The material assumptions are as follows:

·                  Benefits were assumed to commence at age 65;

·                  Participants are assumed to take the life-only annuity payment option at benefit commencement;

·                  All benefits and present values are determined as of December 31, 2013, the measurement date used for Topic 715 reporting purposes;

·                  The discount rate used to determine present values is 3.0% at December 31, 2013;

·                  No pre-retirement mortality, termination, retirement or disability was assumed; and

·                  Post-retirement mortality is assumed to follow the RP-2000 mortality table with a fixed 17-year projection based on combined rates for active employees and retirees with no collar adjustments.

Nonqualified Deferred Compensation in 2013

The following table shows certain information for TCF’s nonqualified account-type plans for the Named Executives.  The ESPP-Supplemental Plan shown below is a nonqualified supplemental program for the ESPP, a plan which is a qualified tax or deferred plan under Section 401(k) of the Code.  The TCF contributions shown in the table for the ESPP-Supplemental Plan are matching contributions which are made at the same rate as under the ESPP.  For further information about this plan refer to the CD&A under “Elements of Executive Compensation – Other Forms of Compensation – ESPP and ESPP-Supplemental Plan.”  The Deferred Stock Plan provides the Named Executives with supplemental retirement benefits by deferring certain transfers of TCF Common Stock awarded to them under the terms of the Incentive Stock Program.

Name	Plan	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions (3) ($)	Aggregate Balance at December 31, 2013 (4) ($)
William A. Cooper(5)	ESPP-Supplemental Plan	$74,700	$74,700	$ 210,221		$ (9,895)	$ 902,329
	Deferred Stock Plan	-	-	$4,100,000	(2)	-	$16,250,000
Michael S. Jones	ESPP-Supplemental Plan	$ 2,700	$ 1,696	$ 15,432		$ (713)	$ 62,412
	Deferred Stock Plan	-	-	$ 410,000	(2)	-	$ 1,625,000
Thomas F. Jasper	ESPP-Supplemental Plan	$17,688	$17,688	$ 105,526		$ (1,857)	$ 425,156
	Deferred Stock Plan	-	-	$1,435,000	(2)	-	$ 5,687,500
Craig R. Dahl	ESPP-Supplemental Plan	$28,685	$17,688	$ 149,237		$ (6,945)	$ 598,778
	Deferred Stock Plan	-	-	$1,230,000	(2)	-	$ 4,875,000
Barry N. Winslow	ESPP-Supplemental Plan	$11,700	$11,700	$ 86,277		$ (3,990)	$ 344,418
	Deferred Stock Plan	-	-	$ 205,000	(2)	-	$ 812,500

(1)    The amounts shown in this column are reported as compensation in the Summary Compensation Table.

(2)    Consists of dividend equivalents and unrealized appreciation or depreciation on the deemed account investments, primarily TCF Common Stock. There were no above-market or preferential earnings or appreciation in 2013 or previous years.

(3)    Consists of dividend equivalents on deemed investments in TCF Common Stock. The dividend equivalents are also included in the Aggregate Earnings in Last Fiscal Year column of this table.

(4)    Includes aggregate salary and matching contributions to the ESPP-Supplemental Plan reported as compensation in the Summary Compensation Table for previous years, as follows:  Mr. Cooper, $576,600; Mr. Jones, $16,653; Mr. Jasper, $265,097; Mr. Dahl, $366,184; and Mr. Winslow, $144,056. The amounts for Messrs. Cooper and Winslow represent salary and matching contributions made since their return to TCF in 2008, as they received a full distribution of their prior balances.

(5)    Mr. Cooper had 9,215 shares in the Directors Deferred Compensation Plan as of December 31, 2013.

Material Information Regarding the ESPP-Supplemental Plan

·                  The Named Executives’ covered compensation and contributions under the ESPP are subject to certain limits imposed by the IRS.  The ESPP-Supplemental Plan allows Named Executives to make pre-tax contributions from their salary and annual cash incentives at the same rate as under the ESPP and up to a total of 50% of covered pay and to receive an employer matching contribution at the same rate as under the ESPP on their contributions up to 6% of pay.

·                  Employee contributions to the ESPP-Supplemental Plan made on or after April 1, 2006 may be invested, at the employee’s election, in the same investment choices that are available in the ESPP.  Prior to April 1, 2006 all employee contributions were invested in TCF Common Stock.  Employer matching contributions to the ESPP-Supplemental Plan are invested 100% in TCF Common Stock.

·                  The amounts allocated to the accounts of each of the Named Executives primarily consist of deemed TCF Common Stock.  Earnings on deemed TCF Common Stock investments in the plan during 2013 consisted of $0.20 per share in dividend equivalents and appreciation of $4.10 per share.  Dividend-equivalent distributions are made from the ESPP-Supplemental Plan at the same time and at the same rate as to holders of TCF Common Stock generally.

·                  Distributions from the ESPP-Supplemental Plan generally occur in a lump sum at termination of employment, or six months thereafter as required by Section 409A of the Code for accounts accumulated after 2004.  Deemed investments in TCF Common Stock selected by the Named Executives generally cannot be changed during employment (except in certain change in control situations) and such investments are distributed in-kind upon termination of employment or six months thereafter, as applicable.

Material Information Regarding the Deferred Stock Plan

·                  TCF did not make any contributions to the Deferred Stock Plan, other than the payment of administrative expenses.

·                  The accounts of the Named Executives are deemed to be invested in shares of TCF Common Stock.  Distributions are made in-kind in the form of TCF Common Stock.

·                  Distributions are made in accordance with the terms of the restricted stock agreements applicable to the shares that have been deferred into the Deferred Stock Plan.

·                  TCF’s cost of the Deferred Stock Plan in 2013 was $53,457 for record keeper and trustee expenses.

·                  Shares of restricted stock contributed to the Deferred Stock Plan are not entitled to dividends until they vest.

·                  TCF has established a trust fund to accumulate assets for the payment of benefits as they come due.

·                  At December 31, 2013, the total investment in TCF Common Stock under the Deferred Stock Plan was 1,860,000 shares valued at $30,225,000.

Potential Payments Upon Termination or Change in Control

Non-Change in Control Termination-Related Payments

Of the Named Executives, only Messrs. Cooper, Jasper, and Dahl, had an employment or change in control agreement at December 31, 2013.  The following table reflects the general estimated distributions that would have been made by TCF to Messrs. Cooper, Jasper, and Dahl under each employment agreement in effect at December 31, 2013 in the event of a termination of employment not involving a change in control of the Company on December 31, 2013.

Payments Due in Event of Termination of Employment of Named Executives With Employment Agreements

William A. Cooper
Type of Termination	Salary Payout	Restricted Stock (3)	Stock Options (4)	Total (1)
By Company Without Cause	$4,511,538 (2)	-	$2,676,000	$ 7,187,538
By Executive for Good Reason	$4,511,538 (2)	-	$2,676,000	$ 7,187,538
By Executive Voluntary including Retirement	$ 11,538 (5)	-	$2,676,000	$ 2,687,538
By Company With Cause	$ 11,538 (5)	-	$2,676,000	$ 2,687,538
Death or Disability	$ 11,538 (5)	$8,125,000	$2,676,000	$10,812,538
Thomas F. Jasper
By Company Without Cause	$1,104,231 (2)		$ 62,745	$ 1,166,976
By Executive for Good Reason	$1,104,231 (2)		$ 62,745	$ 1,166,976
By Executive – Voluntary	$ 4,231 (5)		$ 62,745	$ 66,976
By Executive – Retirement	$ 4,231 (5)	$ 97,760	$ 62,745	$ 164,736
By Company With Cause	$ 4,231 (5)	-	$ 62,745	$ 66,976
Death or Disability	$ 4,231 (5)	$1,722,760	$ 62,745	$ 1,789,736
Craig R. Dahl
By Company Without Cause	$1,104,231 (2)	-	$ 100,125	$ 1,204,356
By Executive for Good Reason	$1,104,231 (2)	-	$ 100,125	$ 1,204,356
By Executive – Voluntary	$ 4,231 (5)	-	$ 100,125	$ 104,356
By Executive – Retirement	$ 4,231 (5)	$ 97,760	$ 100,125	$ 202,116
By Company With Cause	$ 4,231 (5)	-	$ 100,125	$ 104,356
Death or Disability	$ 4,231 (5)	$ 910,260	$ 100,125	$ 1,014,616

(1)    In addition to the payments indicated, each of Messrs. Cooper, Jasper, and Dahl would be entitled to receive upon employment termination accumulated and vested benefits under the ESPP, ESPP-Supplemental Plan, the Pension Plan (for Mr. Cooper, continued distributions), and continuation benefits available to employees generally, as described in the CD&A under “Elements of Executive Compensation – Other Forms of Compensation.”  There is no enhancement or acceleration of these benefits upon a change in control.

(2)    Payable in a lump sum.  Represents earned, but unpaid, salary and salary from the date of termination through December 31, 2015 for Mr. Cooper, and December 31, 2014 for Messrs. Jasper and Dahl, the end of each employment agreement.  In addition to unpaid salary as of December 31, 2013, for Mr. Cooper, it represents a payment of three times his base salary, and for Messrs. Jasper and Dahl, a payment of two times their base salaries.   December 27, 2013 was the last pay date in 2013.

(3)    Unvested deferred shares of performance-based restricted stock granted in 2012 would be forfeited by Mr. Cooper if he ceases both his employment as CEO of the Company and his membership on the Board of the Company and by Messrs. Jasper or Dahl if either ceases to be employed as an executive officer of the Company.  Unvested deferred shares of restricted stock granted in 2011 would have been forfeited by Mr. Cooper had he ceased to be employed as the CEO of the Company except as a result of death or disability on December 31, 2013, and would have been forfeited by Messrs. Jasper or Dahl had either ceased to be employed as an executive officer of the Company except as a result of death or disability on December 31, 2013.  Unvested deferred shares of restricted stock granted in 2011 vest pro-rata based on the date of death or disability.  Unvested shares of restricted stock granted in 2013 would have been forfeited by Messrs. Jasper or Dahl had either ceased to be employed by the Company, except as a result of death, disability, or retirement on December 31, 2013.  Restricted stock was valued at $16.25 per share, the year-end closing price.  The amounts in this column for payments in the event of a death or disability for Messrs. Cooper, Jasper, and Dahl include unvested deferred shares that vested on January 1, 2014 valued at $8,125,000 (500,000 shares), $1,625,000 (100,000 shares), and $812,500 (50,000 shares), respectively.

(4)       Stock options held by Mr. Cooper as of December 31, 2013 have vested and are exercisable through August 1, 2018.  Stock options held by Messrs. Jasper and Dahl have vested and are exercisable through January 22, 2018.  Stock options are valued based on the difference between (i) the average of the high and low sales prices of TCF Common Stock on December 31, 2013 and (ii) the exercise price.  The exercise price for Mr. Cooper is $12.85 per share and for Messrs. Jasper and Dahl is $15.75 per share.

(5)       Represents amount of salary earned but unpaid at the date of termination.  December 27, 2013 was the last pay date in 2013.

As of December 31, 2013, “Cause” included: (i) engaging in willful and recurring misconduct in not following the legitimate and legal directions of the Board after fair written warning; (ii) conviction of a felony and all appeals from such conviction have been exhausted; (iii) engaging in habitual drunkenness after fair written warning; (iv) excessive absence from work which absence is not related to disability, illness, sick leave or vacations after fair written warning; or (v) engaging in continuous conflicts of interest between his personal interests and the interests of the Company after fair written warning.

As of December 31, 2013, “Good Reason” included: (i) any material diminution in the scope of the executive’s authority and responsibility (provided, however, in the event of any illness or injury which disables the executive from performing his duties, the Company may reassign the executive’s duties to one or more other employees until the executive is able to perform such duties); (ii) a material diminution in the executive’s base compensation (salary, bonus opportunity, benefits or perquisites); (iii) a material change in geographic location at which the executive must perform the services; or (iv) any other action or inaction that constitutes a material breach by the Company of the executive’s agreement. For Mr. Cooper, “Good Reason” also includes requiring Mr. Cooper to report to a supervisor other than the Company’s Board of Directors. In contrast, for each of Messrs. Jasper and Dahl, “Good Reason” includes if the executive is required to report to a supervisor other than the Company’s CEO.  As described more fully below under “Employment Agreements – CEO,” the definition of “Good Reason” was changed with respect to Mr. Cooper in connection with the amendment and restatement of his employment agreement on March 10, 2014.

The Named Executives would forfeit all outstanding unvested restricted stock awards and unvested stock options upon a termination absent a change in control, except in the case of retirement, death or disability for certain awards (as provided in individual award agreements), but would be entitled to receive all accumulated and vested benefits under the ESPP, ESPP-Supplemental Plan, and the Pension Plan, as described in the CD&A under “Elements of Executive Compensation – Other Forms of Compensation.” Mr. Cooper, however, would only forfeit the unvested deferred shares of performance-based restricted stock granted in 2012 if he ceased both his employment as CEO of the Company and his membership on the Board of the Company.  The Named Executives would not be entitled to ongoing perquisites after termination of employment, but would be entitled to continuation benefits coverage available to TCF employees generally.  Additionally, in connection with the receipt of certain awards (as provided in individual award agreements), the Named Executives are subject to non-solicitation, non-hire and confidentiality restrictions for the duration of their employment and for a period of 12 months thereafter. The estimated value of the restricted stock and option awards that would have vested upon the retirement, death or disability of each Named Executive at December 31, 2013 are shown in the tables below, other than Messrs. Cooper, Jasper, and Dahl whose payments upon termination absent a change in control are described above:

Payments Due Upon Retirement for Other Named Executives

Name	Salary Payout (1)	Restricted Stock (2)	Stock Options (3)	Total
Michael S. Jones	$2,308	$368,655	-	$370,963
Barry N. Winslow	$3,462	-	$669,000	$672,462

(1)    Represents amount of salary earned but unpaid at the date of retirement.  December 27, 2013 was the last pay date in 2013.

(2)    Represents restricted stock that would vest pro-rata upon retirement.  Any unvested deferred shares of the restricted stock granted in 2011 and any unvested deferred shares of the performance-based restricted stock granted in 2012 would be forfeited upon retirement.  Restricted stock was valued at $16.25 per share, the year-end closing price.

(3)    Outstanding stock options would be exercisable for 12 months following the date of retirement.  Stock options are valued based on the difference between (i) the average of the high and low sales prices of TCF Common Stock on December 31, 2013 and (ii) the exercise price.  The stock option exercise price for Mr. Winslow is $12.85 per share.

Payments Due Upon Death or Disability for Other Named Executives

Name	Salary Payout (1)	Restricted Stock (2)	Stock Options (3)	Total
Michael S. Jones	$2,308	$368,655	-	$ 370,963
Barry N. Winslow	$3,462	$812,500	$669,000	$1,484,962

(1)    Represents amount of salary earned but unpaid at the date of death or disability.  December 27, 2013 was the last pay date in 2013.

(2)    Represents restricted stock that would vest pro-rata upon death or disability.  Any unvested shares of the restricted stock granted in 2011 would vest pro-rata based on the date of death or disability, and any unvested deferred shares of the performance-based restricted stock granted in 2012 would be forfeited upon death or disability.  Restricted stock was valued at $16.25 per share, the year-end closing price.  The amount in this column for Mr. Winslow includes 50,000 unvested deferred shares that vested on January 1, 2014 valued at $812,500.

(3)    Outstanding stock options would be exercisable for 12 months following the date of death or disability.  Stock options are valued based on the difference between (i) the average of the high and low sales prices of TCF Common Stock on December 31, 2013 and (ii) the exercise price.  The stock option exercise price for Mr. Winslow is $12.85 per share.

Payments in the Event of a Change in Control

The table below shows estimated lump sum payments in the event of a change in control effective as of December 31, 2013, irrespective of whether the Named Executive was also terminated.  Actual amounts can only be determined at an actual date of a change in control.

At December 31, 2013, Named Executives would have been entitled to vesting of certain unvested stock grants and options upon a change in control.  For purposes of vesting of awards of restricted stock or performance-based restricted stock, a change in control is generally defined as (i) the acquisition by a party of 50% or more of the voting stock of TCF’s then-outstanding securities, (ii) a change in a majority of TCF’s Board of Directors over a two-year period, or (iii) holders of TCF Common Stock approving (a) a merger or acquisition that results in TCF’s voting stock representing less than 50% (70% for stock options granted to Named Executives other than Mr. Cooper) of the shares outstanding immediately prior to such merger or acquisition, (b) a plan of complete liquidation of TCF, or (c) an agreement for the sale of all or substantially all of TCF’s assets (but, a change in control will not be deemed to have occurred if the merger, consolidation, sale or disposition of assets is not subsequently consummated).  For purposes of the employment agreements of Messrs. Cooper, Jasper, and Dahl, a change of control shall be deemed to occur upon:  (i) the acquisition by a party of 30% or more of the voting stock of TCF’s then-outstanding securities, (ii) a change in a majority of TCF’s Board of Directors over a two-year period, or (iii) holders of TCF Common Stock approving (a) a merger or acquisition that results in TCF’s voting stock representing less than 70% of the shares outstanding immediately prior to such merger or acquisition, (b) a plan of complete liquidation of TCF, or (c) an agreement for the sale of all or substantially all of TCF’s assets (but, a change of control will not be deemed to have occurred if the merger, consolidation, sale or disposition of assets is not subsequently consummated).

In consideration of acceleration of benefits under the restricted stock agreements, Mr. Cooper would have been subject to a limited three-year non-compete and non-solicitation agreement following a change in control.  Restricted stock awards entered into by the other Named Executives would generally have been subject to a one-year non-solicitation agreement after termination of employment other than a termination by TCF without cause or a termination by the executive for good reason.

Estimated Payments in the Event of a Change in Control

Name	Salary (1)	Vesting of Stock Awards (2)	Vesting of Stock Options (3)	Excise Tax and Gross-Up	Total (4)
William A. Cooper (5)	$11,538	$16,250,000	$2,676,000	-	$18,937,538
Michael S. Jones	$ 2,308	$ 2,031,250	-	-	$ 2,033,558
Thomas F. Jasper (5)	$ 4,231	$ 5,998,558	$ 62,745	-	$ 6,065,533
Craig R. Dahl (5)	$ 4,231	$ 5,186,058	$ 100,125	-	$ 5,290,414
Barry N. Winslow	$ 3,462	$ 1,083,339	$ 669,000	-	$ 1,755,801

(1)    Represents the amount of salary earned but unpaid at the date of change in control.  December 27, 2013 was the last pay date in 2013.

(2)    Represents restricted stock that would vest upon a change in control, but does not include restricted stock awards to Mr. Jones, valued at $268,125, that vest upon a change in control only if he is terminated without cause within one year following the change in control.  Restricted stock was valued at $16.25 per share, the year-end closing price.  The amounts in this column for Messrs. Cooper, Jasper, Dahl, and Winslow include unvested deferred shares that vested on January 1, 2014 valued at $8,125,000 (500,000 shares), $1,625,000 (100,000 shares), $812,500 (50,000 shares), and $812,500 (50,000 shares), respectively.

(3)    Stock options are valued based on the difference between (i) the average of the high and low sales prices of TCF Common Stock on December 31, 2013 and (ii) the exercise price.  The stock option exercise price for Messrs. Cooper and Winslow is $12.85 per share, and for Messrs. Jasper and Dahl, it is $15.75 per share.

(4)    In addition to the payments indicated, the Named Executives would have been entitled to receive following employment termination accumulated and vested benefits under the ESPP, ESPP-Supplemental Plan, the Pension Plan, and continuation benefits available to employees generally, as reported elsewhere in this proxy statement.

(5)    If upon or following a change in control Messrs. Cooper, Jasper, and Dahl would have been terminated without Cause or resigned for Good Reason, they would have received $27,937,538, $8,265,533, and $7,490,413, respectively.  For Mr. Cooper, the additional $9 million represents three times his salary and bonus, assumed to be equal to his salary.  For Messrs. Jasper and Dahl, the additional $2.2 million represents two times their salary and bonus, assumed to be equal to their salaries.

Employment Agreements

CEO.  On February 19, 2013, TCF and Mr. Cooper entered into an employment agreement (the “CEO Agreement”), which superseded his prior agreement, pursuant to which Mr. Cooper was entitled to:

·                 An annual salary of $1,500,000;

·                  Annual cash incentive opportunity, stock grants and stock options, and perquisites, each at the discretion of the Compensation, Nominating, and Corporate Governance Committee;

·                  Participation in the same benefit plans as apply to TCF employees generally, and on the same terms and conditions; and

·                  Severance payment rights in line with those provided to Messrs.  Jasper and Dahl at the approved level of Chief Executive Officer (described below).

On March 10, 2014, TCF and Mr. Cooper amended and restated the CEO Agreement to extend the term for two additional years to December 31, 2017 (the “Amended and Restated CEO Agreement”).  Mr. Cooper will serve as Chairman and CEO through December 31, 2015, or such date the Board appoints a successor, and as Chairman through December 31, 2017.  The Amended and Restated CEO Agreement also (i) expanded the post-employment, non-competition covenant to restrict Mr. Cooper from competing in the financial services industry for three years after termination of his employment for any reason, except for his continued involvement with C Financial Corporation (including Cooper State Bank), or a successor entity if the successor has less than $500 million of total assets; and (ii) provided for reduced severance payments to Mr. Cooper after the later of December 31, 2015, or when Mr. Cooper ceases to serve as CEO, at which time his annual salary will be $500,000.  The amendment also provides that for Mr. Cooper, “Good Reason” (as defined above) will also include the failure to elect him as Chairman of the Board through December 31, 2017.  Under the Amended and Restated CEO Agreement, Mr.  Cooper will be eligible to receive cash termination payments as follows:

Cash Termination Payments for Mr. Cooper *
Severance Trigger	While Serving as CEO	While Not Serving as CEO
Termination by TCF Without Cause Absent a Change of Control	3x base salary	3x base salary
Termination by TCF Without Cause Following a Change of Control	3x the sum of base salary and annual cash incentive (stipulated to equal base salary)	3x base salary
Termination by Mr. Cooper for Good Reason Absent a Change of Control	3x base salary	3x base salary
Termination by Mr. Cooper for Good Reason Following a Change of Control	3x the sum of base salary and annual cash incentive (stipulated to equal base salary)	3x base salary

* Mr. Cooper is eligible to receive the severance benefits for serving as CEO through the later of December 31, 2015 or the date that he ceases to serve as CEO.

In addition, if Mr. Cooper’s employment is terminated by the Company without Cause or by Mr. Cooper for Good Reason prior to December 31, 2015, or such later date that Mr. Cooper ceases to serve as CEO, and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual cash incentive payable to Mr. Cooper under the annual cash incentive program applicable to such fiscal year, the Company shall pay Mr. Cooper the annual cash incentive earned by Mr. Cooper.

Other Named Executives.  On February 19, 2013, TCF entered into employment agreements with Messrs. Jasper and Dahl, pursuant to which each is entitled to receive:

·                  An annual salary of $550,000;

·                  Annual cash incentive opportunity, stock grants and stock options, and perquisites, each at the discretion of the Compensation, Nominating, and Corporate Governance Committee;

·                  Participation in the same benefit plans as apply to TCF employees generally, and on the same terms and conditions; and

·                  Severance payment rights as follows:

Severance Trigger	Cash Termination Payments
Termination by TCF Without Cause Absent a Change of Control	2x base salary
Termination by TCF Without Cause Following a Change of Control	2x the sum of base salary and annual cash incentive (assumed to equal base salary)
Termination by the Executive for Good Reason Absent a Change of Control	2x base salary
Termination by the Executive for Good Reason Following a Change of Control	2x the sum of base salary and annual cash incentive (assumed to equal base salary)

In addition, if the employment of Messrs. Jasper or Dahl is terminated by the Company without Cause or by the executive for Good Reason and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual cash incentive payable to the executive under the annual cash incentive program applicable to such fiscal year, the Company shall pay the executive the annual cash incentive earned by the executive.

The employment agreements with Messrs. Jasper and Dahl also provide that each is subject to a non-solicitation restriction for (i) one year following a termination absent a change of control by the Company without cause or by the executive for good reason, or (ii) two years following a termination upon or following a change of control by the Company without cause or by the executive for good reason.

Indemnification Rights

Indemnification rights are provided to the Named Executives under TCF’s Certificate of Incorporation and Bylaws to the extent allowed under Delaware General Corporation Law and TCF maintains Directors and Officers Insurance.

EQUITY COMPENSATION PLANS APPROVED BY STOCKHOLDERS

The following table provides information regarding TCF’s equity compensation plans as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,626,000 (1)	$ 13.97	2,187,276 (2)

Equity compensation plans not approved by security holders	-	-	-
Total	1,626,000	$ 13.97	2,187,276

(1)             Subject to the Incentive Stock Program.

(2)    In addition to options, warrants and rights, includes shares available for issuance in the form of restricted stock and performance-based units and stock under the Incentive Stock Program.

PROPOSAL 2:  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, TCF is providing stockholders at the Annual Meeting with the opportunity to vote on an advisory (non-binding) resolution to approve TCF’s executive compensation policies and procedures as described in the CD&A and tabular disclosure and accompanying narrative discussions of Named Executive compensation in this proxy statement and related material (“Say on Pay”).  TCF conducts annual Say on Pay votes and expects to conduct the next Say on Pay vote at the 2015 Annual Meeting.  The Board recommends that stockholders vote “FOR” this resolution because it believes that the balanced compensation mix consisting of base salary, annual cash incentives and long-term equity incentives is fair and equitable and aligns the interests of the Named Executives with those of stockholders.

Overview of Executive Compensation Program

TCF’s executive compensation program is designed to attract and retain experienced, highly qualified executives who are critical to TCF’s long-term success and enhancement of stockholder value; to link pay to individual and Company performance, while not encouraging excessive risk-taking; to provide for the majority of total compensation in the form of annual cash incentives and performance-based, long-term incentives; and to align executives’ interests with those of stockholders through long-term ownership of TCF Common Stock.  TCF achieves these objectives through a mix of base salary, annual cash incentives, long-term incentive compensation and other benefits.

As of February 24, 2014, 93.8% of outstanding unvested long-term awards to Named Executives have performance criteria associated with them that must be met in order for the awards to vest.  In addition, as of February 24, 2014, 32.1% of the shares underlying all outstanding unvested long-term incentive awards to Named Executives were subject to additional deferral periods following vesting, which the Committee has used to further align the value of the award to the executive with the long-term performance of TCF Common Stock.

2013 Say on Pay Vote Response

All key decisions regarding executive compensation for 2013, including executive salary increases and grants of long-term incentives, were made prior to the advisory (non-binding) vote on executive compensation at TCF’s 2013 Annual Meeting (the “2013 Say on Pay Vote”).  Although the 2013 Say on Pay Vote received majority support from stockholders, TCF has remained focused on stockholder communication.

During 2013, TCF continued to engage its stockholders to determine what issues were most important to them.  TCF spoke with institutional investors representing approximately 85% of TCF’s institutional shares outstanding at December 31, 2013.  Following discussions with investors, TCF amended its Bylaws in October 2013 to provide that in any uncontested election of Directors, any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall immediately offer his or her resignation to the Board, which will then decide whether to accept the resignation.

A complete description of all key decisions made by the Compensation Committee in 2013 and early 2014 is included in the CD&A under “Key Decisions Made by the Committee in 2013 and Early 2014.”

Resolution

Stockholders are asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This is an advisory vote only, and neither the Company nor the Board will be bound to take action based upon the outcome.  The Compensation Committee will consider the vote of the stockholders when determining future executive compensation arrangements.

Recommendation of the Board.  The Board unanimously recommends that stockholders vote “FOR” this Proposal.

PROPOSAL 3:  ADVISORY (NON-BINDING) VOTE ON THE APPOINTMENT OF

KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”), independent registered public accountants, to audit the financial statements of TCF Financial and its subsidiaries for the fiscal year ending December 31, 2014.

A proposal consisting of an advisory vote on the appointment of KPMG will be presented to the stockholders at the Annual Meeting.  Such a vote is not required but is being solicited by TCF in order to determine if the stockholders approve of KPMG as TCF’s independent registered public accountants.  The Audit Committee’s appointment of KPMG is not contingent upon obtaining stockholder approval.   In  the  event  of  a  negative  vote  by  stockholders, the  Audit  Committee  will  take  such  vote  into  consideration  in  determining  whether  to  continue  to  retain KPMG.   Representatives  of  KPMG  are  expected  to  be  present  at  the  Annual  Meeting  and  to  be  available to  respond  to  appropriate  questions.   The  representatives  will  also  be  provided  an  opportunity  to  make  a statement,  if  they  so  desire.

Recommendation  of  the  Board.   The  Board  unanimously  recommends  that  stockholders  vote  “FOR” this  Proposal.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with management; received written disclosures and the letter from the independent registered public accountants, KPMG LLP (“KPMG”), required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and discussed the independence of KPMG with representatives of such accounting firm.  The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the review and discussions above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the TCF Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

BY THE AUDIT COMMITTEE:

Gerald A. Schwalbach, Chair	Raymond L. Barton	Thomas A. Cusick	Karen L. Grandstrand
	George G. Johnson	Vance K. Opperman	Richard A. Zona

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG as its independent registered public accounting firm for the fiscal year ending December 31, 2014.  Fees paid to KPMG for the years ended December 31, 2012 and 2013 are as follows:

	2012	2013
Audit Fees (1)	$ 998,000	$ 898,850
Audit-Related Fees (2)	20,600	194,319
Tax Fees (3)	105,683	68,162
All Other Fees (4)	4,589	-
TOTAL	$1,128,872	$1,161,331

(1)             Includes  fees  for  annual  audit,  quarterly  reviews,  separate  opinions,  statutory  audits  and  comfort  letters.

(2)       Audit-Related Fees in 2013 related to employee benefit plan audits, servicing reports, and agreed-upon procedures work, and in 2012 related to employee benefit plan audits.

(3)             Tax Fees related to the review of tax returns and consultation on other corporate tax matters.

(4)       All Other Fees related to an assessment of TCF’s Enterprise Risk Management function.

Representatives  of  KPMG  are  expected  to  be  present  at  the  Annual  Meeting  and  to  be  available  to  respond  to  appropriate  questions.   The  representatives  will  also  be  provided  an  opportunity  to  make  a statement,  if  they  so  desire.

The Audit Committee has considered all fees for non-audit services to be compatible with maintaining the registered public accountants’ independence.

Pre-approval Process

The Audit Committee is responsible for pre-approving all audit and non-audit services provided by TCF’s independent registered public accountants.  In the event that approval is required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chair is authorized to pre-approve audit and non-audit services, provided the aggregate fees for the services approved by the Chair since the prior Committee approvals shall not exceed $250,000.  Any services pre-approved by the Chair will be reported to the full Audit Committee at its next scheduled meeting.  During 2013, all services provided by KPMG (including all of the services related to the fees described in the foregoing table) were pre-approved by the Audit Committee or by the Audit Committee Chair.

Each member of the Audit Committee is independent, as independence is defined in Section 303A of the listing standards of the NYSE.

ADDITIONAL INFORMATION

How Can Stockholders Submit Proposals and Nominate Directors for Next Year’s Annual Meeting?

If you are a stockholder and you wish to have a proposal or Director nomination included in TCF’s proxy statement and form of proxy for TCF’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”), you must submit your request in writing to the Company’s Corporate Secretary no later than November 12, 2014.  We suggest that you send any such proposals by certified mail.  The Board has the right to review stockholder proposals to determine if they meet the SEC requirements for being included in the proxy statement.

Proposals and Director nominees not included in proxy mailings may be submitted for the 2015 Annual Meeting if they meet the requirements of the Bylaws of TCF.  Stockholders must deliver notice of a proposal to the Company’s Corporate Secretary by the deadline, which is at least 60 days, but not more than 90 days before the 2015 Annual Meeting, but if TCF gives less than 70 days advance notice for the 2015 Annual Meeting, the deadline is ten days after the earlier of the date that (i) public disclosure of the date of the 2015 Annual Meeting was made or (ii) the Notice of Internet Availability of Proxy Materials for the 2015 Annual Meeting was mailed.  Stockholders can nominate Directors at an Annual Meeting if the nomination is submitted to the Company’s Corporate Secretary by the same deadline as applies to other stockholder proposals and if the nomination satisfies the informational and other requirements in the Bylaws of TCF as determined by the Board.   If  the  2015  Annual  Meeting  is  held  on  the  fourth  Wednesday  in  April and TCF provides more than 70 days advance notice,  the deadline for submission of a proposal or nomination of a Director for the 2015 Annual Meeting would be on or about February 21, 2015.  TCF reserves the right to vote all proxies as it determines in its discretion on any stockholder proposals or nominations, pursuant to authority provided on the proxy card.  Also, see TCF’s Director Nominations policy described above under “Corporate Governance.”

How Can Stockholders Get Copies of TCF’s Annual Report?

STOCKHOLDERS MAY RECEIVE A FREE COPY OF TCF FINANCIAL’S 2013 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS.  If  you  wish  to  receive  a  copy,  please  send  a written  request  to  the  Company’s  Corporate  Secretary  at  200  Lake  Street  East,  Mail  Code  EX0-01-G, Wayzata,  MN 55391-1693.   If you want copies of exhibits to the 2013 Annual Report on Form 10-K, a reasonable charge may be required to cover the expense.  You can also visit the Investor Relations section of TCF’s website, http://ir.tcfbank.com for free access to TCF’s SEC filings.

Householding

TCF may elect to combine mailings to stockholders living at the same address, as permitted under the rules of the SEC.  Consequently, only one copy of each of the annual report, proxy statement, or the Notice may be delivered to multiple stockholders sharing an address unless TCF has received contrary instructions from one or more of such stockholders.  TCF will deliver promptly upon written or oral request a separate copy of its 2013 Annual Report on Form 10-K, this proxy statement or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.  With regard to Householding, you may direct any requests for separate copies to the Company’s Corporate Secretary at the TCF address provided above.  If you reside at the same address as another stockholder and you prefer to receive your own copy of the annual report, proxy statement, or the Notice in the future, you may contact TCF’s transfer agent, Computershare, by calling its toll-free number, (800) 443-6852, or writing to them at P.O. Box 30170, College Station, TX 77842-3170.  Your request with regard to Householding will be effective 30 days after receipt.  If you are currently receiving multiple copies of the annual report, proxy statement, or the Notice and prefer to receive a single set for your household, you may also contact Computershare, at the phone number or address above.

TCFIR9358

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE ONLINE - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 22, 2014. Have your proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by TCF in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 22, 2014. Have your proxy card available when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ATTENDING THE ANNUAL MEETING If you plan to attend the Meeting, please bring a valid form of photo identification. To view or print a copy of the proxy statement or Annual Report, go to www.proxyvote.com. TCF FINANCIAL CORPORATION 200 LAKE STREET EAST MAIL CODE EX0-01-G WAYZATA, MN 55391 M66327-P46109 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except TCF FINANCIAL CORPORATION The Board of Directors recommends that you vote FOR the following: Vote on Directors 1. Election of 14 Directors, each to serve a one-year term Nominees: 01) Raymond L. Barton 02) Peter Bell 03) William F. Bieber 04) Theodore J. Bigos 05) William A. Cooper 06) Thomas A. Cusick 07) Craig R. Dahl 08) Karen L. Grandstrand 09) Thomas F. Jasper 10) George G. Johnson 11) Vance K. Opperman 12) James M. Ramstad 13) Barry N. Winslow 14) Richard A. Zona Vote on Proposals Against For Abstain The Board of Directors recommends you vote FOR the following proposals: 2. Advisory (non-binding) vote on executive compensation as disclosed in the proxy statement. 3. Advisory (non-binding) vote on the appointment of KPMG LLP as independent registered public accountants for 2014. ! For address change and/or comments, please check this box and write them on the back where indicated. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Dear Stockholder, You are invited to attend TCF Financial Corporation's Annual Meeting of Stockholders at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, on April 23, 2014, at 4:00 p.m. local time. At the Annual Meeting you will be asked to vote on the three proposals listed on the back of this card. Your vote is important, regardless of the number of shares owned. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote these shares by telephone or online. Of course, you may also vote by mail by returning this completed proxy card in the postage-paid envelope provided (follow the instructions on the reverse side). Internet or telephone voting actually costs TCF less than proxy card voting by mail, so I encourage you to consider it! If you received more than one proxy card, please vote each card. Remember, you can vote in person at the Annual Meeting even if you do so now. Sincerely, William A. Cooper Chairman and Chief Executive Officer Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M66328-P46109 TCF FINANCIAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS April 23, 2014 As the stockholder(s) named on this card, you hereby appoint Michael S. Jones and Joseph T. Green, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of TCF Financial Corporation that you are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m. local time on Wednesday, April 23, 2014 (the "Meeting"), at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, and any adjournment or postponement thereof. If you own shares of stock through the TCF Employees Stock Purchase Plan ("ESPP"), your vote will provide voting instructions to Mercer, the ESPP Trustee. Mercer has been instructed to vote all shares at the Meeting and any adjournment thereof. The Advisory Committee for the ESPP will instruct Mercer to vote all shares in the ESPP for which instructions are not received from you by April 18, 2014. This proxy, when properly executed, will be voted as directed by you. If no such directions are made, this proxy will be voted for the election of the nominees listed on the reverse side for the Board of Directors and for each proposal. If any of the following items arise, the proxies will vote in their own discretion: (a) any other business which the Board of Directors did not know at least 60 days before the date of the Meeting would be presented at the Meeting; (b) approval of minutes of the prior Annual Stockholders' Meeting; (c) election of any person as a Director in place of a nominee who is unable to serve or who for good cause will not serve; and (d) matters incident to the conduct of the Meeting. The stockholder can revoke this proxy after voting it (see proxy statement). PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE